Exhibit 2.1
EXECUTION COPY
MASTER PURCHASE AND SALE AGREEMENT
BY AND AMONG
BROOKS AUTOMATION, INC.
CELESTICA OREGON LLC,
2281302 ONTARIO INC.,
and, only for the limited purposes set forth herein,
CELESTICA INC.
April 20, 2011

TABLE OF CONTENTS

ARTICLE I STOCK AND ASSET PURCHASE	2

1.1 Sale and Transfer of Stock and Assets; Assumption of Liabilities	2
1.2 Purchase Price and Related Matters	8
1.3 The Closing	10
1.4 Post-Closing Adjustments	14
1.5 Consents to Assignment	16
1.6 Further Assurances	17

ARTICLE II REPRESENTATIONS AND WARRANTIES OF BROOKS	17

2.1 Organization, Qualification and Corporate Power	17
2.2 Capitalization; Title to Property	19
2.3 Authority	20
2.4 Noncontravention	20
2.5 Subsidiaries	21
2.6 Financial Statements	21
2.7 Inventory	21
2.8 Absence of Certain Changes	21
2.9 Undisclosed Liabilities	23
2.10 Tax Matters	23
2.11 Tangible Personal Property	24
2.12 Real Property	24
2.13 Intellectual Property	25
2.14 Contracts	26
2.15 Litigation	27
2.16 Labor Matters	28
2.17 Employee Benefits	29
2.18 Environmental Matters	31
2.19 Legal Compliance	33
2.20 Permits	33
2.21 Business Relationships with Affiliates	33
2.22 Brokers’ Fees	33
2.23 Entire Business	33
2.24 Solvency	34
2.25 Accounts Receivable	34
2.26 Compliance by Suppliers	34

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYERS	34

3.1 Organization	34
3.2 Authorization of Transaction	34
3.3 Noncontravention	35
3.4 Broker’s Fees	35

3.5 Litigation	35
3.6 Investment Intent	35
3.7 Financing	36
3.8 Solvency	36
3.9 No Other Representations or Warranties	36
3.10 Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	37

ARTICLE IV PRE-CLOSING COVENANTS	37

4.1 Efforts	37
4.2 Replacement of Guarantees and Letters of Credit	38
4.3 Operation of Business	38
4.4 Access	38
4.5 Elimination of Intercompany Items	39
4.6 Transfer of Export Control License	39

ARTICLE V CONDITIONS PRECEDENT TO CLOSING	39

5.1 Conditions to Obligations of the Buyers	39
5.2 Conditions to Obligations of Brooks	41

ARTICLE VI INDEMNIFICATION	42

6.1 Indemnification by Brooks	42
6.2 Indemnification by the Buyers	42
6.3 Claims for Indemnification	43
6.4 Survival	44
6.5 Limitations	45
6.6 Treatment of Indemnification Payments	46

ARTICLE VII TERMINATION	47

7.1 Termination of Agreement	47
7.2 Effect of Termination	48

ARTICLE VIII TAX MATTERS	48

8.1 Liability and Indemnification for Taxes	48
8.2 Preparation and Filing of Tax Returns; Payment of Taxes	49
8.3 Allocation of Certain Taxes	50
8.4 Refunds and Carrybacks	51
8.5 Cooperation on Tax Matters; Tax Audits	51
8.6 Termination of Tax Sharing Agreements	52
8.7 Elections Pursuant to Section 338 of the Code	52

ARTICLE IX FURTHER AGREEMENTS	52

9.1 Access to Information; Record Retention; Cooperation	52
9.2 Non-Competition and Non-Solicitation	55
9.3 Director and Officer Indemnification	58
9.4 Disclosure Generally; Knowledge; Updates to Disclosure Schedules	58
9.5 Certain Employee Benefits Matters	58
9.6 Resignations	61
9.7 Use of Name for Transition Period	61
9.8 Use of Retained Marks in Transferred Technology	62
9.9 Allocation of Certain Lease Payments	62
9.10 PRC Circular 698 Reporting	63
9.11 Transfer of Export Control License	63

ARTICLE X MISCELLANEOUS	63

10.1 Press Releases and Announcements	63
10.2 No Third Party Beneficiaries	63
10.3 Action to be Taken by Affiliates	64
10.4 Entire Agreement	64
10.5 Succession and Assignment	64
10.6 Counterparts and Signature	64
10.7 Headings	64
10.8 Notices	64
10.9 Governing Law	65
10.10 Amendments and Waivers	65
10.11 Severability	65
10.12 Expenses	66
10.13 Specific Performance	66
10.14 Submission to Jurisdiction	66
10.15 Bulk Transfer Laws	66
10.16 Construction	66
10.17 Currency; Foreign Exchange Conversions	67
10.18 Waiver of Jury Trial	67
10.19 Incorporation of Exhibits and Schedules	67

Disclosure Schedule
Other Schedules

Schedule 1.1(b)(i)	—	Leased Facilities
Schedule 1.1(b)(iv)	—	Acquired Software
Schedule 1.1(b)(v)	—	Certain Excluded Contracts and Agreements
Schedule 1.1(c)(ii)	—	Certain Excluded Assets
Schedule 1.2(b)	—	Form of Preliminary Allocation Schedule
Schedule 1.4(a)(i)		March 31 Working Capital Statement
Schedule 4.3	—	Operation of Business
Schedule 5.1(a)	—	Required Consents
Schedule 9.4(a)	—	Knowledge Persons
Exhibits

Exhibit A	—	Form of Assumption Agreement
Exhibit B	—	Form of Bill of Sale
Exhibit C	—	Form of Lease Assignment and Assumption Agreement
Exhibit D	—	Form of Loadport/Equipment Supply Agreement
Exhibit E	—	Form of Brooks Product Supply Agreement
Exhibit F	—	Form of License Agreement
Exhibit G	—	Form of Transition Services Agreement
Exhibit H	—	Form of Performance Management Software License Agreement

TABLE OF DEFINED TERMS

Defined Term	Section
1060 Forms	1.2(b)
Accounts Receivable	1.1(b)(viii)
Acquired Assets	1.1(b)
Acquired Equipment	9.9(a)
Adjusted Purchase Price	1.4(j)
Affiliate	1.5
Agreed Amount	6.3(b)
Agreement	Preliminary Statement
Allocation Schedule	1.2(b)(i)
Ancillary Agreements	2.13(f)
Asset Allocation Schedule	1.2(b)(ii)
Assumed Liabilities	1.1(d)
Assumption Agreement	1.1(d)
Balance Sheet Date	2.6
Brooks	Preliminary Statement
BOM	1.1(d)(iv)
Brooks Designed Product	1.1(d)(iv)
Brooks HK	Introduction
Brooks Indemnified Party	8.1(b)
Brooks Noncompetition Party	9.2(a)
Brooks Noncompetition Period	9.2(a)
Brooks Non-Solicitation Period	9.2(b)
Business	Introduction
Business Benefit Plans	2.17(a)
Business Confidential Information	9.1(f)
Business Day	1.3(a)
Business Employee	9.5(a)
Business Material Adverse Effect	2.1(a)
Business Properties	2.18(a)(vi)
Business Subsidiaries	Introduction
Buyers	Introduction
Buyer Indemnified Party	8.1(a)
Buyer Material Adverse Effect	5.2(b)
Buyer Plans	9.5(c)
Carve Out Financial Statements	2.6
Celestica Oregon	Preliminary Statement
Celestica Ontario	Preliminary Statement
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Closing	1.3(a)
Closing Time	1.3(a)
Closing Working Capital Amount	1.4(b)

Defined Term	Section
Closing Working Capital Statement	1.4(b)
COBRA	9.5(g)
Code	1.2(b)
Competitive Business	9.2(a)
Confidentiality Agreement	4.4
Consents	5.1(a)
Contracts	1.1(b)(v)
Covered Products	9.2(a)
Damages	6.1; 6.3(a)
Deferred Consent	1.5
Deferred Item	1.5
Department of Commerce	4.6
Designated Contracts	2.14(b)
Designated Intellectual Property	2.13(a)
Disclosing Party	9.1(f)(i)
Disclosure Schedule	Article II
Dispute Notice	1.4(c)
Employee Benefit Plan	2.17(a)
Environmental Law	2.18(a)(iii)
Environmental Matters	2.18(a)(iv)
Equipment	1.1(b)(ii)
ERISA	2.17(a)
ERISA Affiliate	2.17(a)
Excluded Asset	1.1(c)
Excluded Information	9.1(f)
Excluded Liabilities	1.1(e)
Excluded Taxes	1.1(e)(iii)
Export License	2.19
Final Closing Working Capital Amount	1.4(c)
Final Closing Working Capital Statement	1.4(c)
Governmental Entity	2.4(b)
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Information	8.5
Intercompany Payables	1.1(d)(xvi)
Intercompany Receivables	1.1(b)(ix)
Inventory	1.1(b)(iii)
Judgments	2.15
Lease Assignment and Assumption Agreements	1.3(b)(ix)
Lease Expense	9.9
Lease Straddle Period	9.9(c)
Leased Facilities	1.1(b)(i)
Leases	2.12(b)
March 31 Working Capital	1.4(a)
March 31 Working Capital Statement	1.4(a)
Materials of Environmental Concern	2.18(a)(ii)

Defined Term	Section
Most Recent Balance Sheet	2.6
Negative Initial Working Capital Adjustment	1.4(a)
Neutral Accountant	1.4(d)
New Buyer Employees	9.5(b)
Off-Site Liabilities	2.18(a)(v)
Outside Date	7.1(d)
Party, Parties	Preliminary Statement
Permits	2.20
Person	2.18(a)(vii)
Positive Initial Working Capital Adjustment	1.4(a)
Post-Closing Period	1.1(e)(iii)
PRC	Introduction
Pre-Closing Period	1.1(e)(iii)
Prepaid Assets	1.1(b)(vii)
Proceedings	2.15
Purchase Price	1.2(a)
Receiving Party	9.1(f)(i)
Release	2.18(a)(i)
Retained Marks	9.7(a)
Retained Robots	1.1(c)(xiii)
Securities Act	2.2(a)
Security Interest	2.2(e)
Specifications	1.1(d)(iv)
Stock	Introduction
Straddle Period	1.1(e)(iii)
Systems and Information	1.1(b)(iv)
Tax Assistance Matter	8.5
Tax Proceeding	8.1(e)
Tax Returns	2.10(a)
Tax	2.10
Taxing Authority	8.5
Third Party Designed Product	1.1(d)(iv)
Transfer Taxes	8.1(d)
U.S. GAAP	1.4(b)
WARN	2.16(b)
Working Capital	1.4(b)
Wuxi	Introduction
Wuxi/HK Cash Balance	1.4(a)
Wuxi Financial Statements	2.6
Yaskawa	Introduction
Yaskawa Accounts Receivable	1.1(b)(viii)
Yaskawa Payables	1.1(c)(xv)

MASTER PURCHASE AND SALE AGREEMENT
     This MASTER PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of April 20, 2011 by and among Brooks Automation, Inc., a Delaware corporation (“Brooks”), Celestica Oregon LLC, a Delaware limited liability company (“Celestica Oregon”), 2281302 Ontario Inc., an Ontario corporation (“Celestica Ontario” and together with Celestica Oregon, the “Buyers”) and, for the limited purposes set forth herein and on the signature page hereto, Celestica Inc., an Ontario corporation (“Parent”). Brooks, Celestica Oregon and Celestica Ontario are sometimes referred to herein individually as a “Party” and together as the “Parties.”
INTRODUCTION
     1. Brooks and certain of its direct and indirect subsidiaries are engaged in, among other things, the business of contract manufacturing equipment front-end modules, vacuum related modules and other sub-systems for the handling and transportation of silicon wafers into a process tool for, and providing certain services related to, such contract manufacturing to certain original equipment manufacturers who desire to outsource such needs, using facilities in Gresham, Oregon and Wuxi in Jiangsu Province in the People’s Republic of China (“PRC”) (such business, as conducted by Brooks and such subsidiaries on the date hereof, which, for the avoidance of doubt, shall not include the re-selling or servicing of any Yaskawa Electric Corporation (“Yaskawa”) products, is referred to herein as the “Business”).
     2. Brooks owns all of the outstanding shares of capital stock of Brooks Automation Limited, a limited liability company organized under the laws of Hong Kong (“Brooks HK”). Brooks HK owns all of the outstanding shares of capital stock of Brooks Automation (Wuxi) Limited, a wholly foreign owned enterprise established in Wuxi, Jiangsu Province, PRC under the laws of the PRC (“Wuxi”). Brooks HK and Wuxi conduct the Business in Asia and are referred to herein individually as a “Business Subsidiary” and collectively as the “Business Subsidiaries.”
     3. Upon the terms and subject to the conditions set forth herein, Celestica Ontario desires to purchase from Brooks, and Brooks desires to sell to Celestica Ontario, all of the equity interest in the registered capital of Brooks HK (the “Stock”).
     4. Brooks owns or leases all of the Acquired Assets (as defined in Section 1.1(b)), and upon the terms and subject to the conditions set forth herein, Celestica Oregon desires to purchase from Brooks, and Brooks desires to sell to Celestica Oregon, all of the Acquired Assets, subject to the assumption by Celestica Oregon of certain liabilities.
     5. Although the Parties expect to enter into such ancillary agreements, deeds and instruments of conveyance and assumption as may be required under applicable law or otherwise desirable in order to fully consummate the transactions contemplated hereby, including, without limitation, the purchase and sale of the Stock and the Acquired Assets and assumption of the Assumed Liabilities (as defined in Section 1.1(d)), the Parties have entered into this Agreement as the master and primary agreement governing the terms and conditions of the transactions contemplated hereby.
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I
STOCK AND ASSET PURCHASE
     1.1 Sale and Transfer of Stock and Assets; Assumption of Liabilities.
          (a) Sale and Transfer of Stock. On the terms and subject to the conditions of this Agreement, on the Closing Time (as defined in Section 1.3(a)), Brooks shall sell, convey, assign, transfer and deliver to Celestica Ontario, and Celestica Ontario shall purchase and acquire from Brooks, free and clear of any Security Interest, the Stock.
          (b) Sale and Transfer of Assets. On the terms and subject to the conditions of this Agreement, at the Closing Time, Brooks shall sell, convey, assign, transfer and deliver to Celestica Oregon, and Celestica Oregon shall purchase and acquire from Brooks free and clear of any Security Interests, all of Brooks’ right, title and interest in and to the assets, rights, properties, claims, contracts and business of Brooks as of the Closing Time, in each case used primarily by Brooks in the conduct of or relating primarily to, the Business (such assets, rights, properties, claims, contracts and business referred to herein individually as an “Acquired Asset” and collectively as the “Acquired Assets”):
               (i) The leasehold interests in real property described on Schedule 1.1(b)(i) attached hereto (each, a “Leased Facility” and, collectively, the “Leased Facilities”);
               (ii) All computers, equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property (collectively, the “Equipment”) and all warranties and guarantees, if any, express or implied, existing for the benefit of Brooks in connection with the Equipment to the extent transferable;
               (iii) All inventory of raw materials, work in process, finished goods, office supplies, maintenance supplies and packaging materials, together with spare parts, supplies, promotional materials and inventory (collectively, the “Inventory”);
               (iv) All computer software, including the software listed on Schedule 1.1(b)(iv) attached hereto, and management information systems, including hardware and software, to the extent that such software and systems are transferable, and all customer lists, vendor lists, catalogs, research material, technical information, trade secrets, technology, know-how, specifications, designs, drawings and processes and quality control data, if any (collectively, the “Systems and Information”); provided, however, that the Buyers shall be solely responsible for all payments to third parties required to effect the transfer of the Systems and Information;

               (v) All contracts, maintenance and service agreements, joint venture agreements, purchase commitments for materials and other services, advertising and promotional agreements, personal property leases and other agreements (including any agreements of Brooks with customers, suppliers, sales representatives, agents, personal property lessors, personal property lessees, licensors, licensees, consignors and consignees specified therein) (collectively, the “Contracts”), except for those Contracts set forth on Schedule 1.1(b)(v) attached hereto;
               (vi) All licenses, permits or franchises issued by any federal, state, municipal or foreign authority relating to the development, use, maintenance or occupation of the Leased Facilities or the operations of the Business, to the extent that such licenses, permits or franchises are transferable;
               (vii) All goods and services and all other economic benefits to be received subsequent to the Closing Time arising out of prepayments and payments by or on behalf of Brooks or any of the Business Subsidiaries prior to the Closing Time (collectively, the “Prepaid Assets”);
               (viii) All accounts receivable in existence at the Closing Time (whether or not billed) (collectively, the “Accounts Receivable”) except for any Accounts Receivable related to the sale of Yaskawa spare parts or services provided by the Business with respect to Yaskawa products (the “Yaskawa Accounts Receivable”);
               (ix) All intercompany receivables in existence at the Closing Time (whether or not billed) (collectively, the “Intercompany Receivables”);
               (x) All books (other than stock and partnership record books of Brooks and its subsidiaries other than the Business Subsidiaries), records, accounts, ledgers, files, documents, correspondence, employment records, studies, reports and other printed or written materials; and
               (xi) All goodwill.
          (c) Excluded Assets. It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include Brooks’ right, title or interest in or to any of the following (each, an “Excluded Asset” and collectively the “Excluded Assets”):
               (i) Any assets (including all rights, properties, claims, contracts, business, real property, leasehold interests in real property, equipment, machinery, vehicles, tools and other tangible personal property) other than those primarily used by Brooks in the conduct of the Business, primarily related to the Business;
               (ii) The assets, properties or rights set forth on Schedule 1.1(c)(ii) attached hereto;
               (iii) Any patents, patent registrations or patent applications, trademarks, trademark registrations or trademark applications, trade names (together with the goodwill associated therewith), copyrights, copyright applications or copyright registrations or any rights to sue for past infringement with respect to any of the foregoing;
               (iv) The capital stock of all subsidiaries of Brooks (other than the capital stock of any Business Subsidiary);
               (v) Except as otherwise provided herein, all cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other marketable securities;
               (vi) The Contracts listed on Schedule 1.1(b)(v) attached hereto;
               (vii) All insurance policies and all rights of Brooks to insurance claims, related refunds and proceeds thereunder;
               (viii) The rights which accrue or will accrue under this Agreement;
               (ix) All refunds or recoupment of Taxes (as defined in Section 2.10) relating to all periods ending on or prior to the Closing Time;
               (x) All actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing Time relating to the items set forth above in this Section 1.1(c) or to any Excluded Liabilities;
               (xi) All minute books, stock records and corporate seals (other than those of the Business Subsidiaries);
               (xii) All books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials related primarily to any Excluded Assets or Excluded Liabilities;
               (xiii) All robots and related inventory physically located in the store room at the Business’ facility in Gresham, Oregon, as of the Closing Time, which have not yet been released for manufacturing and for which title has not yet passed on the books and records of the Business (the “Retained Robots”); and
               (xiv) The Yaskawa Accounts Receivable.
          (d) Assumed Liabilities. At the Closing Time, the Buyers shall deliver to Brooks an undertaking (the “Assumption Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which the Buyers, jointly and severally, on and as of the Closing Time, shall assume and agree to pay, perform and discharge when due the following obligations and liabilities, in each case arising primarily out of or relating primarily to the Business or the Acquired Assets (collectively, the “Assumed Liabilities”):
               (i) All obligations and liabilities, except to the extent satisfied prior to the Closing Time, reflected on the Most Recent Balance Sheet (as defined in Section 2.6);

               (ii) All obligations and liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date (as defined in Section 2.6) and at or prior to the Closing Time, except to the extent satisfied prior to the Closing;
               (iii) All obligations and liabilities incurred by either Buyer after the Closing Time or arising after the Closing Time and relating to either events or conditions occurring after the Closing Time or performance for periods after the Closing Time unless otherwise specified herein;
               (iv) All obligations and liabilities which arise out of either Buyer’s operation of the Business, the use of the Acquired Assets or the sale of any products manufactured by either Buyer or any of its or their Affiliates (as defined in Section 1.5) after the Closing Time, except for (x) obligations and liabilities arising out of the manufacture of products that are manufactured by the Business for Brooks based on written designs, models or specifications (“Specifications”) supplied to the Business by Brooks (“Brooks Designed Products”) after the Closing Time to the extent (but only to the extent) such Brooks Designed Products are manufactured in full conformance with the Specifications therefor and (y) obligations and liabilities arising out of the manufacture of products that are manufactured by the Business for customers other than Brooks that are based on written Specifications supplied to the Business by such customer (“Third Party Designed Products”) after the Closing Time to the extent (but only to the extent) such obligations or liabilities arise out of, or relate to modifications to those Specifications that were made by Brooks or the Business prior to the Closing Time, and only to the extent that such obligations or liabilities arise within six (6) months after the Closing Time;
               (v) All obligations and liabilities under or arising out of the Contracts, transferred pursuant to Section 1.1(b)(v) related to events occurring or conditions arising after or requiring performance after the Closing Time; provided, that such obligations or liabilities do not arise as a result of a breach of such Contract prior to the Closing Time;
               (vi) All obligations and liabilities under the licenses, permits and franchises transferred pursuant to Section 1.1(b)(vi) related to events occurring or conditions arising after, or requiring performance after, the Closing Time; provided, that such obligations or liabilities do not arise as a result of a violation of such licenses, permits and franchise prior to the Closing Time;
               (vii) Subject to Section 9.9, all obligations and liabilities arising out of the ownership, leasing or operation of any Leased Facility related to events occurring or conditions arising after, or requiring performance after, the Closing Time; provided, that such obligations and liabilities do not arise as a result of a breach of the Lease for such Leased Facilities;
               (viii) All obligations and liabilities in respect of employee relations and benefits assumed by, or which are otherwise the responsibility of, either Buyer pursuant to Section 9.5;

               (ix) All obligations and liabilities for any Taxes and expenses assumed by, or which are otherwise the responsibility of, either Buyer pursuant to Article VIII;
               (x) All obligations and liabilities arising out of or relating to Deferred Items (as defined in Section 1.5) under Section 1.5;
               (xi) Subject to Brooks’ indemnification obligations in Section 6.1(b) and (c) hereof, all obligations and liabilities for Environmental Matters (as defined in Section 2.18(a)(iv)) related to events occurring or conditions arising at or related to any facility owned or operated by Brooks on behalf of the Business or by any Business Subsidiary;
               (xii) All obligations and liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or relating to the Acquired Assets or the conduct and operation of the Business after the Closing Time;
               (xiii) All obligations and liabilities arising out of or relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, products or goods of the Business manufactured prior to or at the Closing time until the dollar value of such liabilities and obligations exceeds the warranty reserve set forth on the Final Closing Working Capital Statement;
               (xiv) All obligations and liabilities arising out of or relating to any product liability claim (including any such claim arising out of or relating to injury to or death of persons) or damage to or destruction of property relating to products or goods of the Business manufactured after the Closing Time, except for (x) obligations and liabilities arising out of the manufacture of Brooks Designed Products after the Closing Time to the extent (but only to the extent) such Brooks Designed Products are manufactured in full conformance with the Specifications therefor and (y) obligations and liabilities arising out of the manufacture of Third Party Designed Products after the Closing Time to the extent (but only to the extent) such obligations or liabilities arise out of, or relate to modifications to those Specifications that were made by Brooks or the Business prior to the Closing Time, and only to the extent that such obligations or liabilities arise within six (6) months after the Closing Time;
               (xv) All obligations and liabilities arising out of or relating to any worker’s compensation claim relating to products or goods of the Business manufactured after the Closing Time; and
               (xvi) All current (within 60 days) intercompany trade accounts payable existing at and after the Closing Time (the “Intercompany Payables”).
          (e) Excluded Liabilities. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Assumed Liabilities shall not include the following (collectively, the “Excluded Liabilities”):
               (i) All liabilities and obligations relating exclusively or primarily to the Excluded Assets;

               (ii) All liabilities and obligations of Brooks under the contracts and agreements listed on Schedule 1.1(b)(v) attached hereto;
               (iii) All Excluded Taxes and all other obligations and liabilities assumed by, or which are otherwise the responsibility of, Brooks pursuant to this Agreement in accordance with Articles VIII and IX. For purposes of this Agreement, “Excluded Taxes” means the following: all (i) Taxes relating to the Acquired Assets or the conduct of the Business, in each case that are attributable to, or payable for, any Pre-Closing Period; (ii) Taxes imposed on or payable by any Business Subsidiary for, or with respect to, any Pre-Closing Period, including, without limitation, Taxes, if any, imposed by any Governmental Entity on, or with respect to, any income or gain, derived or deemed to have been derived, from the sale of the Acquired Assets, the Business or any Business Subsidiary as a result of the transactions contemplated by this Agreement, other than Transfer Taxes that either Buyer is liable for pursuant to Section 8.1(d); (iii) Taxes attributable to, or with respect to, any Pre-Closing Period for which any Business Subsidiary is held liable by reason of such Business Subsidiary being included in any consolidated, affiliated, combined or unitary group with Brooks (or any Affiliate of Brooks) at any time at or before Closing Time; and (iv) Taxes imposed on, or payable by, Brooks or its Affiliates, other than the Business Subsidiaries, (including, without limitation, Taxes, if any, imposed by any Governmental Entity on, or with respect to, any income or gain, derived or deemed to have been derived, from the sale of the Acquired Assets, the Business or any Business Subsidiary as a result of the transactions contemplated by this Agreement) (other than Transfer Taxes that either Buyer is liable for pursuant to Section 8.1(d)). For purposes of this Agreement, “Post-Closing Period” means (i) any taxable period that begins after the Closing Time and (ii) the portion of a Straddle Period that begins after the Closing Time; and “Pre-Closing Period” means (i) any taxable period that ends at or before the Closing Time and (ii) the portion of a Straddle Period that ends at the Closing Time. For purposes of this Agreement, “Straddle Period” means any taxable period that begins on or before and ends after the Closing Time;
               (iv) All liabilities and obligations of Brooks for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;
               (v) All obligations and liabilities under or arising out of the Contracts, transferred pursuant to Section 1.1(b)(v) related to events occurring or conditions arising before, and requiring performance before, the Closing Time or related to breaches of such Contracts prior to the Closing Time;
               (vi) All obligations and liabilities under the licenses, permits and franchises transferred pursuant to Section 1.1(b)(vi) related to events occurring or conditions arising before and requiring performance before the Closing Time or related to violations of such licenses, permits or franchises prior to the Closing Time;
               (vii) Subject to Section 9.9, all obligations and liabilities arising out of the leasing or operation of any Leased Facility related to events occurring or conditions arising before, and requiring performance before, the Closing Time or related to breaches of the lease for any such Leased Facility prior to the Closing Time;

               (viii) Except as otherwise provided in Section 9.5, all obligations and liabilities arising prior to or on the Closing Time in respect of employee relations and benefits;
               (ix) All obligations and liabilities related to the improper storage and disposal of Ethanol and Iso-Propyl Alcohol wastes and florescent lamps at the Wuxi facility;
               (x) All obligations and liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or relating to the Acquired Assets or the conduct and operation of the Business on or prior to the Closing Time, regardless of whether any such action, suit, proceeding, dispute, claim or investigation was commenced prior to, on or after the Closing Time;
               (xi) All liabilities arising out of or relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, products or goods of the Business manufactured prior to the Closing time, but only to the extent that the dollar value of such liabilities and obligations exceeds the warranty reserve set forth on the Final Closing Working Capital Statement;
               (xii) All obligations and liabilities arising out of or relating to any product liability claim (including any such claim arising out of or relating to injury to or death of persons) or damage to or destruction of property relating to products or goods of the Business manufactured prior to the Closing Time;
               (xiii) All obligations and liabilities arising out of or relating to any worker’s compensation claim relating to products or goods of the Business manufactured prior to the Closing Time;
               (xiv) Except as otherwise provided in Section 9.5(a), all liabilities and obligations to make payments to employees of the Business pursuant to (A) any retention agreements entered into between Brooks or one of its subsidiaries, including the Business Subsidiaries, and any such employee prior to the Closing Time or (B) any agreement entered into between Brooks or one of its subsidiaries, the Business Subsidiaries and any such employee pursuant to which a payment would be triggered resulting from the transactions contemplated by this Agreement that was entered into prior to the Closing Time;
               (xv) All accounts payable related to the purchase of Yaskawa products (the “Yaskawa Payables”); and
               (xvi) All liabilities of Brooks which are not Assumed Liabilities.
     1.2 Purchase Price and Related Matters.
          (a) Purchase Price. Regardless of whether the transfer of any Acquired Asset has been deferred pursuant to the provisions of Section 1.5, in consideration for the sale and transfer of the Stock and the Acquired Assets, and subject to the terms and conditions of this Agreement, the Buyers shall at the Closing Time, jointly and severally, assume the Assumed Liabilities as provided in Section 1.1(d) hereof and shall pay to Brooks in cash, by wire transfer of immediately available funds, $78 million (the “Purchase Price”). The Purchase Price is subject to adjustment as provided in Section 1.4.
          (b) Allocation. A preliminary allocation schedule shall be delivered by Brooks at Closing which shall be in the form set forth as Schedule 1.2(b) and which shall have been created with reasonable guidance and prior comments from the Buyers As soon as practicable following the determination of the Final Adjusted Purchase Price (as defined in Section 1.4(i)), Brooks shall prepare and deliver to Celestica Oregon, on behalf of the Buyers, for the Buyers’ review and approval (which approval shall not be unreasonably withheld):
               (i) an adjusted allocation schedule (the “Allocation Schedule”) allocating the Final Adjusted Purchase Price and the Assumed Liabilities among the Acquired Assets (in the aggregate) and the Stock such Allocation Schedule to be prepared in a manner consistent with Schedule 1.2(b) but taking into account any adjustments in determining the Final Adjusted Purchase Price and the amount and source of any Assumed Liabilities; and
               (ii) an allocation schedule (the “Asset Allocation Schedule”) allocating the portion of the Final Adjusted Purchase Price and the Assumed Liabilities attributable to the sale of Acquired Assets among the Acquired Assets as of the Closing Time (such Asset Allocation Schedule to be in a form that may be used directly by the Parties in preparing IRS Form 8594 or any successor or similar Tax form under applicable Tax law).
     If the Buyers in good faith dispute the Allocation Schedule or the Asset Allocation Schedule, then the Buyers shall deliver to Brooks within ten (10) days after receipt of such schedule a notice that the Buyers are disputing such schedule, which includes the Buyers’ version of such schedule and a statement of the reason for the differences therein. Brooks and the Buyers shall use reasonable efforts to resolve such differences regarding the determination of such schedule for a period of thirty (30) days after Brooks’ receipt of such notice. If Brooks and the Buyers resolve such differences, then they shall prepare a final and binding version of such schedule as agreed upon. If Brooks and the Buyers cannot resolve their differences within such thirty (30) day period, the Parties agree that any issues with respect to such differences shall be referred to the Neutral Accountant (as defined in Section 1.4(a)(iv)), which shall, within ten (10) days after such submission or such longer period as the Neutral Accountant may reasonably require, determine and report to the Parties upon such remaining disputed issues, and such determination shall be final, binding and conclusive on the Parties hereto. The fees and disbursements of the Neutral Accountant shall be allocated between the Buyers, on the one hand, and Brooks, on the other hand, in such manner that the Buyers shall be responsible, jointly and severally, for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of disputed issues submitted to the Neutral Accountant that are resolved against the Buyers (as finally determined by the Neutral Accountant) and the denominator of which is the total dollar value of the disputed issues so submitted, and Brooks shall be responsible for the remainder of such fees and expenses.
     In the event that any subsequent adjustment to the Final Adjusted Purchase Price occurs as a result of (i) any indemnity payments made pursuant to this Agreement, (ii) any adjustment to the amount of Assumed Liabilities or (iii) for any other reason, Brooks shall adjust the allocations under this Section 1.2(b) and shall deliver a copy of the adjusted Allocation Schedule and/or Asset Allocation Schedule to Celestica Oregon, on behalf of the Buyers, for the Buyers’ review and approval (which approval shall not be unreasonably withheld). If the Buyers do not approve of such adjustments, then the Buyers shall provide written notice to Brooks setting forth all disputed amounts and the Parties shall use reasonable efforts to resolve such disputed amounts related to such adjustments. If such disputed amounts cannot be resolved within thirty (30) days after the receipt of the Buyers’ notice by Brooks, then the Parties agree that any issues with respect to such differences shall be referred to the Neutral Accountant, which shall, within ten (10) days after such submission or such longer period as the Neutral Accountant may reasonably require, determine and report to the Parties upon such remaining disputed issues, and such determination shall be final, binding and conclusive on the Parties hereto. The fees and disbursements of the Neutral Accountant shall be allocated between the Buyers, on the one hand, and Brooks, on the other hand, in such manner that the Buyers shall be responsible, joint and severally, for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of disputed issues submitted to the Neutral Accountant that are resolved against the Buyers (as finally determined by the Neutral Accountant) and the denominator of which is the total dollar value of the disputed issues so submitted, and Brooks shall be responsible for the remainder of such fees and expenses.
     The Parties recognize that the Final Adjusted Purchase Price and Assumed Liabilities do not include the Buyers’ acquisition expenses and that the Buyers will allocate such expenses appropriately. The Asset Allocation Schedule (and any adjustments thereto) shall be prepared in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). The Parties agree to act in accordance with the computations and allocations contained in the Allocation Schedule and the Asset Allocation Schedule in any relevant Tax Returns or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of local, state and foreign law (“1060 Forms”)), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.
     1.3 The Closing.
          (a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, at 6:00 p.m., local time, on April 29, 2011, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than three (3) Business Days (as defined below)) after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived (the “Closing Time”). For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.
          (b) Actions at the Closing.
               At the Closing:
               (i) Brooks shall deliver (or cause to be delivered) to Buyers the various certificates, instruments and documents required to be delivered under Section 5.1;
               (ii) the Buyers shall deliver (or cause to be delivered) to Brooks the various certificates, instruments and documents required to be delivered under Section 5.2;
               (iii) Brooks shall deliver (or cause to be delivered) to Celestica Ontario certificate(s) evidencing all of the Stock, duly endorsed in blank, or with stock powers or other instruments of transfer reasonably acceptable to Celestica Ontario duly executed by Brooks;
               (iv) Brooks shall deliver to Celestica Oregon an executed Bill of Sale in substantially the form attached hereto as Exhibit B;
               (v) Brooks shall deliver such other instruments of conveyance as Celestica Oregon may reasonably request in order to effect the sale, transfer, conveyance and assignment to Celestica Oregon of valid ownership of the Acquired Assets owned by Brooks;
               (vi) Brooks shall transfer to Celestica Oregon all the books, records, files and other data (or copies thereof) (other than stock and partnership record books) within its possession relating primarily to the Acquired Assets and reasonably necessary for the continued operation of the Business by the Buyers;
               (vii) Brooks shall deliver or make available (or shall cause to be delivered or made available) to Celestica Ontario the minute books, stock and partnership books, ledgers and registers, corporate seals and other similar corporate records of each of the Business Subsidiaries;
               (viii) the Buyers shall deliver to Brooks an executed Assumption Agreement and such other instruments as Brooks may reasonably request in order to effect the assumption by the Buyers of the Assumed Liabilities;
               (ix) Celestica Oregon shall deliver to Brooks an executed Lease Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit C (or such other form as may be reasonably requested by Brooks or landlord) (collectively, the “Lease Assignment and Assumption Agreements”) in connection with the Leases (as defined in Section 2.13(b)) for the Leased Facilities;

               (x) the Buyers shall pay to Brooks the Purchase Price in cash by wire transfer of immediately available funds to one or more accounts designated by Brooks;
               (xi) Brooks shall deliver to Celestica Oregon, on behalf of the Buyers, an officer’s certificate setting forth, as of immediately prior to the Closing Time, (i) the total amount of demand deposits held by Brooks HK or Wuxi at banks or other financial institutions and (ii) the amount of petty cash on hand at the Leased Facility in Wuxi, PRC ((i) and (ii) collectively, the “HK/Wuxi Cash Balance”), together with copies of bank account information showing the location and amounts of such demand deposits, which, can be a reproduction of a computer screen displaying banking information accessed from an internet based banking application;
               (xii) the Buyers shall pay to Brooks in cash by wire of immediately available funds an amount equal to the United States Dollar equivalent of the HK/Wuxi Cash Balance, converted using the exchange rate in effect as of the Closing Time published by the reference source used for purposes of determining the exchange rate for the March 31 Working Capital Statement; provided, that the amount of such payment will not exceed $4,000,000;
               (xiii) Brooks shall deliver (or cause to be delivered) to Celestica Oregon, or otherwise put Celestica Oregon (or cause Celestica Oregon to be put) in possession and control of, all of the Acquired Assets of a tangible nature owned by Brooks;
               (xiv) the Parties thereto shall execute the Loadport/Equipment Supply Agreement substantially in the form attached here to as Exhibit D;
               (xv) the Parties thereto shall execute the Brooks Product Supply Agreement substantially in the form attached hereto as Exhibit E;
               (xvi) the Parties thereto shall execute the License Agreement substantially in the form attached hereto as Exhibit F;
               (xvii) the Parties thereto shall execute the Transition Services Agreement substantially in the form attached hereto as Exhibit G;
               (xviii) the Parties thereto shall execute the Performance Management Software License Agreement substantially in the form attached hereto as Exhibit H;
               (xix) Brooks shall deliver to Celestica Ontario, duly executed instruments of transfer and sold notes in favor of Celestica Ontario or its nominee in respect of the Stock, together with the existing share certificates in respect of the Stock (or an express indemnity in a form reasonably satisfactory to Celestica Ontario in the case of any share certificate is found to be missing);
               (xx) Brooks shall deliver to Celestica Ontario a certified copy of the minutes of a meeting of the board of directors of Brooks HK approving, effective as of the Closing Time (a) the entry of Celestica Ontario into the register of members of Brooks HK, (b) canceling the existing Brooks HK share certificates, (c) issuing new Brooks HK share certificates to Celestica Ontario, subject only to the transfer being subsequently presented duly stamped, (d) accepting the resignations of Martin S. Headley, Timothy S. Mathews, Stephen S. Schwartz and EQ Secretaries Limited from their offices as directors or other officers of Brooks HK, such resignations to be effective at the Closing Time, (e) appointing such directors and officers as Celestica Ontario shall designate as directors or officers of Brooks HK, such appointments to be effective at the Closing Time and (f) revoking the existing bank signatory authorities for the operation of the bank accounts of Brooks HK and issuing new bank signatory authorities giving authority to those persons nominated by Celestica Ontario;
               (xxi) Brooks shall deliver to Celestica Ontario written resignations, in an agreed upon form, of Martin S. Headley, Timothy S. Mathews, Stephen S. Schwartz and EQ Secretaries Limited from their offices as directors or other officers of Brooks HK, such resignations to be effective at the Closing Time;
               (xxii) Brooks shall deliver to Celestica Ontario an irrevocable power of attorney, effective as of the Closing Time, in favor of Celestica Ontario appointing Celestica Ontario as the attorney of Brooks, to vote and deal with the Stock (and any distributions, property and rights deriving from them) as Celestica Ontario may, in its sole discretion, deem necessary and appropriate;
               (xxiii) Brooks shall deliver to Celestica Ontario a check payable to the Stamp Office, Inland Revenue Department, Hong Kong for Brooks’ portion of stamp duty;
               (xxiv) Brooks shall deliver to Celestica Ontario all such documents as required by the Stamp Office, Inland Revenue Department, Hong Kong from Brooks for the purpose of presenting the duly executed instrument of transfer and bought and sold notes for stamping in Hong Kong;
               (xxv) Brooks shall deliver to Celestica Ontario a certified copy of the special resolutions of the sole shareholder of Brooks HK approving the change of name of Brooks HK to a name as designated by Celestica Ontario;
               (xxvi) Brooks shall deliver to Celestica Ontario written resignations, effective as of the Closing Time, of Stephen S. Schwartz, Martin S. Headley, Thomas S. Grilk, Timothy S. Mathews, and Lawrence R. Kilduff from their positions as director, legal representative, supervisor and/or general manger of Wuxi, as applicable, and all other documents, forms, letters and resolutions which require signatures from Brooks in connection with replacing all such named individuals with persons nominated by Buyer, effective as of the Closing Time;
               (xxvii) Brooks shall deliver to Celestica Ontario a copy of executed board resolutions of Wuxi revoking current authorized signatories for the operation of the bank accounts of Wuxi and designating new authorized signatories nominated by Buyer, effective as of the Closing Time;
               (xxviii) Brooks shall deliver such other documents and take such other actions with as the Buyers may reasonably request in order to effect the transfer of the Stock; and

               (xxix) the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.
     1.4 Post-Closing Adjustments.
          (a) Working Capital Adjustment.
               (i) Attached hereto as Schedule 1.4(a)(i) is a Statement (the “March 31 Working Capital Statement”) specifying the Working Capital of the Business as of March 31, 2011 (the “March 31 Working Capital”) to be $29,237,000. For purposes of this Agreement, “Working Capital” shall mean the current assets of the Business as of the Closing Time as defined by generally accepted accounting principles in the United States (“U.S. GAAP”) as applied by Brooks in accordance with its current accounting policies, on a basis consistent with past practice and the practices and procedures used in preparing the Carve Out Financial Statements (including Accounts Receivable (net of allowance for doubtful accounts), Intercompany Receivables solely from ordinary course of business activities by the Business which are comparable to the activities contemplated by the Parties to occur pursuant to Exhibit D, inventory (net of reserve for excess and obsolete inventory), intercompany reimbursements due to the Business Subsidiaries from Brooks for expatriate PRC employee tax liabilities and other current assets, including prepaid rent and investments, but excluding Tax receivables payable to Brooks) less the current liabilities of the Business, including the Business Subsidiaries, as of the Closing Time as defined by U.S. GAAP as applied by Brooks in accordance with its current accounting policies, on a basis consistent with past practice and the practices and procedures used in preparing the Carve Out Financial Statements (including accounts payable, Intercompany Payables (but only to the extent that such Intercompany Payables do not exceed Intercompany Receivables by more than $4,200,000) solely from ordinary course of business activities by the Business which are comparable to the activities contemplated by the Parties to occur pursuant to Exhibit E, accrued expenses, accrued restructuring charges and intercompany reimbursements due to Brooks from the Business Subsidiaries for expatriate U.S. employee tax liabilities, but excluding Tax liabilities payable by Brooks), and shall be calculated in accordance with U.S. GAAP, as applied by Brooks in accordance with its current accounting policies, on a basis consistent with past practice and the practices and procedures used in preparing the Carve Out Financial Statements, and after giving effect to Section 9.9. Notwithstanding the above, Working Capital shall not include the Wuxi/HK Cash Balance, the Retained Robots, the Yaskawa Accounts Receivable and the Yaskawa Payables..
               (ii) Within thirty (30) days after the Closing Time, Celestica Oregon, on behalf of the Buyers, shall prepare and deliver to Brooks a statement (the “Closing Working Capital Statement”) calculating the Working Capital (as defined in this Section 1.4(a)) of the Business, including the Business Subsidiaries, as of the Closing Time (the “Closing Working Capital Amount”). The Closing Working Capital Amount and the Closing Working Capital Statement shall be prepared in a manner consistent with the methodologies, practices principles and procedures used to calculate the March 31 Working Capital. The Buyers agree to consult, in good faith, with Brooks in connection with the preparation of the Closing Working Capital Amount and the Closing Working Capital Statement.

               (iii) If Brooks in good faith disputes the Closing Working Capital Amount as shown on the Closing Working Capital Statement, Brooks shall deliver to Celestica Oregon, on behalf of the Buyers, within thirty (30) days after receipt of the Closing Working Capital Statement a statement (the “Dispute Notice”) setting forth Brooks’ calculation of the Closing Working Capital Amount and describing in reasonable detail the basis for the determination of such different Closing Working Capital Amount. The Parties shall use reasonable efforts to resolve such differences regarding the determination of the Closing Working Capital Amount for a period of thirty (30) days after Celestica Oregon’s receipt of the Dispute Notice. If the Parties resolve such differences, the Closing Working Capital Amount they agree to shall be deemed to be the “Final Closing Working Capital Amount” and the Closing Working Capital Statement they agree to shall be deemed to be the “Final Closing Working Capital Statement.”
               (iv) If the Parties do not reach a final resolution on the Closing Working Capital Amount within thirty (30) days after Brooks has given the Dispute Notice, unless the Parties mutually agree to continue their efforts to resolve such differences, the Parties will select a nationally recognized independent auditing firm (the “Neutral Accountant”) which shall resolve such differences, pursuant to an engagement agreement executed by the Parties and the Neutral Accountant, in the manner provided below. The Parties shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Brooks, the Buyers and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding their calculation of the Closing Working Capital Amount; and the Neutral Accountant shall be required to resolve the differences between the Parties and determine the Closing Working Capital Amount within twenty (20) Business Days thereafter. The Closing Working Capital Amount determined by the Neutral Accountant shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement, as adjusted to reflect such determination, shall be deemed to be the Final Closing Working Capital Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent gross negligence, fraud or manifest error.
               (v) The Neutral Accountant shall not be authorized or permitted to:
                    (A) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Closing Working Capital Amount in accordance with this Section 1.4;
                    (B) resolve any such differences by making an adjustment to the Closing Working Capital Statement that is outside of the range defined by amounts as finally proposed by the Parties; or
                    (C) apply any accounting methods, treatments, principles or procedures other than the Working Capital Policies.
               (vi) Brooks, on the one hand, and the Buyers, joint and severally, on the other hand, shall each pay one half of the fees and expenses of the Neutral Accountant;

provided that if the Neutral Accountant determines that either Brooks or the Buyers have adopted a position or positions that is or are frivolous or clearly without merit, the Neutral Accountant (i) may, in its discretion, assign a greater portion of any such fees and expenses to such Party and (ii) shall provide to the Brooks and the Buyers a written explanation of its reasons for making such a determination.
               (vii) The Parties agree that the procedure set forth in this Section 1.4 for resolving disputes with respect to the Closing Working Capital Amount shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.
               (viii) Failure of Brooks to deliver a Dispute Notice within thirty (30) days after receiving the Closing Working Capital Statement shall constitute acceptance of the Closing Working Capital Amount set forth on the Closing Working Capital Statement, whereupon such Closing Working Capital Amount shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement shall be deemed to be the Final Closing Working Capital Statement. Delivery by Brooks of a Dispute Notice shall constitute final and binding acceptance by Brooks of all portions of the Closing Working Capital Statement other than those specifically identified in the Dispute Notice as being subject to a good faith dispute.
               (ix) If the Final Closing Working Capital Amount is less than the March 31 Working Capital, then Brooks shall pay to the Buyers an amount equal to the difference between the March 31 Working Capital and the Final Closing Working Capital Amount (the “Negative Working Capital Adjustment”). If the Final Closing Working Capital Amount is more than the March 31 Working Capital, then the Buyers shall pay to Brooks an amount equal to the difference between the Final Closing Working Capital Amount and the March 31 Working Capital (the “Positive Working Capital Adjustment”). Any payment required pursuant to this section shall be made in cash by wire transfer of immediately available funds into an account or accounts designated by the Buyers or Brooks, as the case may be, within five (5) Business Days after the date on which the Final Closing Working Capital Amount is determined pursuant to this Section 1.4.
          (b) Final Adjusted Purchase Price. For purposes of this Agreement, “Final Adjusted Purchase Price” means the Purchase Price plus the amount of the Positive Working Capital Adjustment, if any, plus the amount paid to Brooks pursuant to Section 1.3(b)(xii), if any, minus the amount of the Negative Working Capital Adjustment, if any.
          (c) For the avoidance of doubt, should the Purchase Price be adjusted in accordance with this Section 1.4 in a manner which results in any adjustment to the stamp duty payable in relation to the transfer of Stock, Brooks shall be liable for Brooks’ portion (50%) of the stamp duty payable to the Stamp Office, Inland Revenue Department, Hong Kong.
     1.5 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any asset, agreement, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing or other applicable Governmental Entity (as defined in Section 2.4(b)), as the case may be, would constitute a breach or default thereof, would result in a violation of the rights of any such third party, would be ineffective, or would in any way adversely affect the rights of Brooks or the Buyers thereunder. If such consent (each, a “Deferred Consent” and collectively, the “Deferred Consents”) is not obtained prior to the Closing, and the Buyers do not elect to terminate this Agreement pursuant to Section 7.1(b) for a failure of the condition set forth in Section 5.1(a) then (a) the asset, agreement, lease, authorization, license or permit to which such Deferred Consent relates (each, a “Deferred Item” and, collectively, the “Deferred Items”) shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) from and after the Closing, Brooks and the Buyers will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that Brooks shall not be required to make any payments or agree to any material undertakings in connection therewith, and (c) until such Deferred Consent is obtained, Brooks and the Buyers shall cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement reasonably proposed by the Buyers under which (i) the Buyers would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits (net of the amount of any related Tax costs and any other liabilities or obligations imposed on Brooks or any of its Affiliates under the Deferred Item) and (ii) the Buyers would assume any related economic burden (including the amount of any related Tax costs and any other liabilities or obligations imposed on Brooks or any of their Affiliates) with respect to the Deferred Item. For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934.
     1.6 Further Assurances. At any time and from time to time after the Closing Time, as and when requested by any Party hereto and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF BROOKS
     Brooks represents and warrants to the Buyers that, except as set forth in the disclosure schedule provided by Brooks to the Buyers (the “Disclosure Schedule”):
     2.1 Organization, Qualification and Corporate Power.
          (a) Brooks. Brooks is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business under the laws of each jurisdiction specified in Section 2.1(a) of the Disclosure Schedule. Brooks is qualified to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the Business, makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect (as defined below). Brooks has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. For purposes of this Agreement, “Business Material Adverse Effect” means any change, effect or circumstance that (i) is materially adverse to the business, financial condition or results of operations of the Business (taken as a whole) or (ii) materially impairs the ability of Brooks to consummate the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i) above, a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance directly or indirectly resulting from or arising out of (A) actions taken or omissions made by the Parties to comply with this Agreement or at the request or with the consent of any Party, or the failure to take any action prohibited by this Agreement, (B) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement or any public communications by any Party regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof or of the identity of either or both of the Buyers and the Buyers’ Affiliates on relationships, contractual or otherwise, with customers, suppliers, vendors, investors or employees, (C) changes in the Business’s industry or in markets generally and not specifically relating to the Business, so long as those changes do not disproportionately affect the Business as compared to its competitors, (D) changes in economic conditions or financial markets in any country or region or globally, including changes in interest or exchange rates and changes in currency and credit markets, so long as those changes do not disproportionately affect the Business as compared to its competitors, (E) changes in general legal, tax, regulatory, political or business conditions in any country or region, (F) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (G) any failure by the Business to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date hereof, (H) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in any country or region or (I) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in accounting standards, principles or rules (or the interpretation thereof).
          (b) Business Subsidiaries. Each of the Business Subsidiaries is a corporation or other entity duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction specified in Section 2.1(b) of the Disclosure Schedule. Each Business Subsidiary is qualified to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect. Each of the Business Subsidiaries has all requisite corporate or other entity power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. Brooks HK is engaged in business solely in Hong Kong and is a resident only of Hong Kong for Tax purposes; Wuxi is engaged in business solely in, and is a resident for Tax purposes only of, Wuxi, Jiangsu Province of the PRC.
          (c) Charter and Corporate Records. Brooks has made available to the Buyers, or their Affiliates, correct and complete copies of the corporate charter and bylaws or other organizational documents (each as amended to date) of each Business Subsidiary, other than for

Brooks HK, which Brooks will make available to the Buyers, prior to the Closing Time. The minute books (containing the records of meetings of the stockholders and the board of directors) and the stock record books of each Business Subsidiary are correct and complete in all material respects. None of the Business Subsidiaries is in default under or in violation of any provision of its corporate charter or bylaws or other organizational documents.
     2.2 Capitalization; Title to Property.
          (a) The capitalization of each of the Business Subsidiaries is set forth on Section 2.2(a) of the Disclosure Schedule. All of the issued and outstanding shares of Stock, and all of the issued and outstanding shares of capital stock of each subsidiary of a Business Subsidiary, are duly authorized, validly issued, fully paid and non-assessable. Except for the Stock, there are no outstanding shares of capital stock or other equity securities of any of the Business Subsidiaries. Each Business Subsidiary that is a subsidiary of a Business Subsidiary is wholly owned by such Business Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Brooks or any Business Subsidiary is a party or which are binding upon Brooks or any Business subsidiary providing for the issuance, disposition or acquisition of any shares of capital stock of any Business Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock or similar rights (i) providing for the issuance, disposition or acquisition of any shares of capital stock of any Business Subsidiary or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of any Business Subsidiary. There are no agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Stock.
          (b) All of the issued and outstanding shares of Stock are owned of record and beneficially by Brooks and Brooks has good title to the Stock owned by it, free and clear of any Security Interest (as defined in Section 2.2(e)), contractual restriction or covenant, option or other adverse claim or right (whether arising by contract or by operation of law), other than applicable securities law restrictions.
          (c) All of the issued and outstanding shares of Wuxi Stock are owned of record and beneficially by Brooks HK, and Brooks HK has good title to the Wuxi Stock owned by it, free and clear of any Security Interest, contractual restriction or covenant, option or other adverse claim or right (whether by contract or by operation of law), other than applicable securities law restrictions.
          (d) Brooks has good title to, or a valid leasehold interest in, the material property included in the Acquired Assets, free and clear of any Security Interests. Each Business Subsidiary is the true and lawful owner, and has good title to, all assets purported to be owned by such Business Subsidiary, free and clear of all Security Interests.
          (e) For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, landlord’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (iv) liens for Taxes not yet due and payable provided that such liens are removed at or prior to the Closing Time, (v) liens relating to capitalized lease financings or purchase money financings, in each case, with respect to Acquired Assets, that have been entered into in the ordinary course of business and (vi) liens arising solely by action of the Buyers, either individually or jointly.
     2.3 Authority. Brooks has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Brooks, the performance by Brooks of its obligations hereunder and the consummation by Brooks of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Brooks. This Agreement has been duly and validly executed and delivered by Brooks and, assuming that this Agreement constitutes the valid and binding agreement of Buyer, constitutes a valid and binding obligation of Brooks, enforceable against Brooks in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.
     2.4 Noncontravention. Subject to compliance with applicable Environmental Laws (as defined in Section 2.18(a)(iii)) and applicable foreign antitrust or trade regulation laws, if any, neither the execution and delivery of this Agreement by Brooks, nor the consummation by Brooks of the transactions contemplated hereby, will:
          (a) conflict with or violate any provision of the charter or bylaws or other organizational documents of any Business Subsidiary or Brooks;
          (b) require on the part of any Business Subsidiary or Brooks any material filing with, or any material permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”) except for filing with and payment to applicable Hong Kong and other Government Entities in respect of stamp duty and effecting the transfer of the stock;
          (c) materially conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, materially modify or cancel, or require any material notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which any Business Subsidiary or (with respect to any of the foregoing that relate primarily to the Business) Brooks is a party or by which any Business Subsidiary or (with respect to any of the foregoing that relate primarily to the Business) Brooks is bound or to which any of their respective assets is subject; or
          (d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, any Business Subsidiary or Brooks or any of or their respective properties or assets.

     2.5 Subsidiaries. Other than any Business Subsidiary that is a subsidiary of another Business Subsidiary, none of the Business Subsidiaries controls, directly or indirectly, or has any direct or indirect equity participation in, any corporation, limited liability company, partnership, trust or other business association (other than in a money market, mutual fund or other short-term investment).
     2.6 Financial Statements. Brooks has provided to the Buyers, or to an Affiliate of either Buyer, copies of the unaudited consolidated modeled balance sheets of the Business as of September 30, 2009, September 30, 2010 and December 31, 2010 and the unaudited consolidated modeled income statements for the Business for the fiscal years ended September 30, 2009 and September 30, 2010 and the three months ended December 31, 2010 (collectively, the “Carve Out Financial Statements”) and the audited financial statements for Wuxi for the fiscal years ended December 31, 2009 and December 31, 2010 (the “Wuxi Financial Statements” copies of which are attached as Section 2.6 to the Disclosure Schedule). The unaudited consolidated modeled balance sheet as of December 31, 2010 is referred to herein as the “Most Recent Balance Sheet” and the date of such Most Recent Balance Sheet, December 31, 2010, is referred to herein as the “Balance Sheet Date.” The Carve Out Financial Statements have been compiled from the books and records of the Business to reflect the revenues, expenses, assets and liabilities of the Business and have been compiled in accordance with the accounting methods, principles, policies and procedures used by Brooks in the preparation of its financial statements for purposes of its filings with the U.S. Securities and Exchange Commission applied on a consistent basis throughout the periods covered thereby and fairly present, in all material respects, the financial condition and results of operations of the Business as of the respective dates set forth therein. For the avoidance of doubt, Brooks makes no representation or warranty that the Carve Out Financial Statements were prepared in accordance with US GAAP, generally accepted accounting principles issued, formalized or adopted by any jurisdiction or accounting governing body, or International Financial Reporting Standards. The Wuxi Financial Statements fairly present, in all material respects, the financial position of Wuxi as of the dates specified therein and the financial position and cash flows at the ends of the periods specified therein in accordance with the “Accounting Standards for Business Enterprises and the ‘Accounting System for Business Enterprises’” (China).
     2.7 Inventory. All inventory of the Business and the Business Subsidiaries, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable in the ordinary course of business and is suitable for the purposes for which it presently is used, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Business.
     2.8 Absence of Certain Changes. Except as contemplated by this Agreement (including those matters contemplated by Section 4.3 of this Agreement or listed on Schedule 4.3), since the Balance Sheet Date, there have not been any adverse changes in the financial condition or results of operations of the Business, except for any adverse changes that would not reasonably be expected to result in a Business Material Adverse Effect. Except as contemplated by this Agreement (including those matters contemplated by Section 4.3 of this

Agreement or listed on Schedule 4.3) or as agreed by either Buyer, since the Balance Sheet Date, neither Brooks nor any of the Business Subsidiaries have taken any of the following actions:
          (a) sold, assigned or transferred any portion of the Acquired Assets or any assets of any of the Business Subsidiaries other than (i) in the ordinary course of business or (ii) sales or other dispositions of obsolete or excess equipment or other assets not used in the Business;
          (b) waived any rights of material value to the Business;
          (c) issued, sold or transferred any Stock or other equity securities, securities convertible into Stock or other equity securities or warrants, options or other rights to acquire Stock or other equity securities of any Business Subsidiary;
          (d) declared or paid any dividends or made any distributions on Stock or other equity securities of any Business Subsidiary, or redeemed or purchased any shares of Stock or other equity securities of any Business Subsidiary, except for dividends, distributions or redemptions paid solely in cash, cash equivalents and/or other short term liquid investments in the ordinary course of business that either (i) have resulted in the cash balance of the Business being reduced to an amount significantly below the average cash balance of the Business over the six (6) months preceding the month in which this Agreement was executed or (ii) have had a material and adverse effect on the operations of the Business;
          (e) except as required by law, granted any rights to severance benefits, “stay pay” or termination pay to any director, officer or other employee of the Business or increased benefits payable or potentially payable to any such director, officer or other employee of the Business under any previously existing severance benefits, “stay-pay” or termination pay arrangements (in each case, other than grants or increases that are substantially consistent with the past practice of the Business or grants or increases for which neither the Business nor the Buyers will be obligated following the Closing);
          (f) except in the ordinary course of business or in accordance with the Business’ capital expenditure budget attached to Section 2.8(f) of the Disclosure Schedule, made any capital expenditures or commitments therefor with respect to the Business in an amount in excess of $150,000 in the aggregate;
          (g) acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), other than acquisitions that have not or will not become integrated into the Business;
          (h) except in the ordinary course of business, entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer or other employee of the Business whose annual base salary exceeds $150,000;
          (i) materially amended the terms of any existing Business Benefit Plan (as defined in Section 2.17(a)), except (i) as required by law or (ii) in a manner substantially consistent with the past practices of the Business or the Business Subsidiary party to or benefiting from such Business Benefit Plan;
          (j) materially changed the accounting principles, methods or practices of the Business, except in each case to conform to changes in U.S. GAAP or generally accepted accounting principles in the applicable jurisdiction; or
          (k) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (j) of this Section 2.8.
     2.9 Undisclosed Liabilities. To Brooks’ knowledge, none of the Business Subsidiaries or the Business has any liability which is material to the Business or required by U.S. GAAP, or in the case of the Business Subsidiaries, Hong Kong Financial Reporting Standards and “Accounting Standards for Business Enterprises and the ‘Accounting System for Business Enterprises’” (China), as applicable, to be shown on a balance sheet, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Balance Sheet Date in the ordinary course of business, (c) Assumed Liabilities and (d) Excluded Liabilities.
     2.10 Tax Matters.
          (a) All income Tax Returns and other material Tax Returns required to have been filed by or with respect to each Business Subsidiary and by Brooks with respect to the Business, either separately or as a member of an affiliated group, have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are true and accurate in all material respects; and all material Taxes required to be paid (including, without limitation, Taxes shown to be payable on such Tax Returns) have been paid or will be timely paid; and no deficiency for any material amount of Tax has been assessed by a Governmental Entity against any Business Subsidiary that has not been satisfied by payment, settled or withdrawn. For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be supplied to a Taxing Authority in connection with Taxes.
          (b) All material Taxes which the Business Subsidiaries or Brooks on behalf of the Business are required by law to withhold and collect at or prior to the Closing Time (including, without limitation, sales Taxes, withholding of Taxes from the wages of employees and withholding of Taxes on distributions made by or to non-U.S. entities) have been, or will have been, duly withheld, collected and paid over, in each case, to the proper Governmental Entity to the extent due and payable; and no claim has ever been made by any Governmental Entity in writing in any jurisdiction where any of the Business Subsidiaries does not file Tax Returns, or pay and collect Taxes in respect of a particular type of Tax imposed by that jurisdiction, that any of the Business Subsidiaries are, or may be, subject to an obligation to file Tax Returns, or pay or collect Taxes, in respect of such Tax in that jurisdiction.
          (c) There are no ongoing or pending Tax audits of any of the Business Subsidiaries or Brooks on behalf of the Business that could result in the assertion or assessment of any deficiency for any Tax, and neither Brooks nor the Business Subsidiaries has received written notice of any such Tax audit or has agreed to any extension of time or waiver of the statute of limitations applicable to any Tax Return of the Business Subsidiaries or to the assessment of any Tax of the Business Subsidiaries which (after giving effect to such extension or waiver) has not yet expired; and none of the Business Subsidiaries has any liability for the Taxes of any other person as a transferee or successor, or under U.S. Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Tax law), or by contract or otherwise.
          (d) None of the Business Subsidiaries has ever been a “United States real property holding corporation” within the meaning of Code Section 897.
For purposes of this Agreement, “Tax” or “Taxes” means (i) all national, regional, state or local taxes or other charges, fees, imposts, levies or assessments in the nature of a tax in any jurisdiction, including, without limitation, any and all U.S., non-U.S., state and local net income, gross income, gross receipts, ad valorem, value-added, goods and services, excise, escheat, unclaimed property, real property, personal property, capital, sales, use, transfer, withholding, estimated, employment, unemployment, insurance, payroll, social security, inventory, capital stock, business license, business organization, environmental, worker’s compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, branch profits, customs, duties, franchise and other taxes, fees, assessments and charges in the nature of a tax imposed by any taxing authority or Governmental Entity, and any interest, penalties, fines, assessments or additions to tax resulting from, attributable to or incurred in connection with any items described in clause (i) or any contest or dispute thereof, and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of a Party of any Affiliate (A) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another Party or any Affiliate, (B) being a member of an affiliated, combined or consolidated group, (C) being “disregarded as an entity separate from its owner” (under U.S. Treasury Regulations Section 301.7701-2(c)(2)(i) or similar provision of state, local or non-U.S. law) or (iv) being subject to a contractual or other arrangement above.
     2.11 Tangible Personal Property. One or more of the Business Subsidiaries or Brooks has good title to, a valid leasehold interest in or a valid license to use, all of the material tangible personal property reflected on the Most Recent Balance Sheet (other than property sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet), and all material tangible personal property that constitutes an Acquired Asset that has been acquired since the Balance Sheet Date is free and clear of all Security Interests. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
     2.12 Real Property.
          (a) Owned Real Property. Neither Brooks nor any of its subsidiaries owns any real property that is used in the Business.
          (b) Leased Property. The Disclosure Schedule lists all material real property leased or subleased to any of the Business Subsidiaries or included in the Acquired Assets.

Brooks has made available to the Buyers or their Affiliates, correct and complete copies of the leases and subleases (as amended to date) listed therein (each, a “Lease” and, collectively, the “Leases”). With respect to each such Lease:
               (i) the Lease is a legal, valid, binding and enforceable obligation of Brooks or the applicable Business Subsidiary (as the case may be) and, to Brooks’ knowledge, each other party to such Lease, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses;
               (ii) neither Brooks, any Business Subsidiary nor, to Brooks’ knowledge, any other party to a Lease is in material breach or default and, to Brooks’ knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, material modification or acceleration thereunder; and
               (iii) neither Brooks nor any Business Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold to a Lease.
     2.13 Intellectual Property.
          (a) The Disclosure Schedule lists all patents, patent applications, registered trademarks and trademark applications, domain names, service marks, logos and mask works and registrations and applications for registration thereof existing, with respect to each of the foregoing, under the laws of any jurisdiction that are material to the Business (the “Designated Intellectual Property”). To Brooks’ knowledge, either Brooks or the applicable Business Subsidiary owns, or is licensed or otherwise possesses valid rights under, the Designated Intellectual Property.
          (b) No Business Subsidiary or, with respect to the Business, Brooks has been named in any pending suit, action or proceeding which involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights of any third party, except for any such suit, action or proceeding that would not reasonably be expected to result in a Business Material Adverse Effect. To Brooks’ knowledge, the Business as presently conducted does not infringe any valid patents, trademarks, trade names, service marks or copyrights of any third party.
          (c) Either Brooks or the applicable Business Subsidiary has performed the obligations required to be performed by it under the terms of any agreement pursuant to which Brooks or the Applicable Business Subsidiary has rights in any Designated Intellectual Property, except for any failure to perform that would not reasonably be expected to result in a Business Material Adverse Effect, and neither Brooks, any Business Subsidiaries nor, to Brooks’ knowledge, any third party is in default under any such agreement, except for any default that would not reasonably be likely to result in a Business Material Adverse Effect.

          (d) Other than rights and licenses granted in the ordinary course of business, none of Brooks or any of its subsidiaries has granted to any third party any material license or material right to the commercial use of any of the Designated Intellectual Property.
          (e) Except as set forth in Section 2.13(e) of the Disclosure Schedule, the Designated Intellectual Property consists of all of the intellectual property currently used in and material to the Business as conducted by Brooks and the Business Subsidiaries immediately prior to Closing.
          (f) Except as provided in the Loadport/Equipment Supply Agreement, the Brooks Product Supply Agreement, the License Agreement or the Transition Services Agreement (collectively, the “Ancillary Agreements”), Sections 2.14 and 2.23, the representations and warranties in this Section 2.13 are the sole and exclusive representations and warranties of Brooks with respect to intellectual property matters.
     2.14 Contracts.
          (a) As of the date hereof, except as set forth in the Disclosure Schedule, neither any Business Subsidiary nor (with respect to the operation or conduct of the Business) Brooks is a party to, and the Acquired Assets do not include, any:
               (i) agreement (or group of related written agreements with the same person or entity, Brooks or one or more Business Subsidiaries) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $100,000, other than agreements that can be terminated by such Business Subsidiary or Brooks, as applicable, on sixty (60) or fewer days notice without payment by such Business Subsidiary or Brooks of any penalty;
               (ii) agreement (or group of related written agreements with the same person or entity, Brooks or one or more other Business Subsidiaries) for the purchase of products or services under which the undelivered balance of such products and services is in excess of $300,000, other than any such contracts and agreements that can be terminated by such Business Subsidiary or Brooks, as applicable, on sixty (60) or fewer days notice without payment by such Business Subsidiary or Brooks of any penalty;
               (iii) agreement establishing a partnership, limited liability company or joint venture;
               (iv) agreement (or group of related written agreements with the same person or entity, Brooks or one or more Business Subsidiaries) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness, the outstanding balance of which is more than $50,000 or under which it has imposed a Security Interest on any of its material assets, tangible or intangible, relating to the Business, except for any Security Interests relating to any capitalized lease financing for an Acquired Asset;
               (v) agreement that prohibits the Business from freely engaging in business anywhere in the world;

               (vi) agreement involving the executive officers or directors of any Business Subsidiary or Brooks, other than standard benefit and compensation arrangements generally available to all employees of the Business;
               (vii) agreement for the employment of any individual on a full-time or part-time basis providing base annual compensation at a rate in excess of $100,000 during fiscal 2010;
               (viii) severance, “stay pay,” retention, termination or similar agreement with any officer or other employee of the Business;
               (ix) agreement for the sale of any Acquired Asset or any assets or properties of any Business Subsidiary which involves a payment to be made to Brooks or any of its subsidiaries in excess of $50,000, other than agreements for the sale of goods and services in the ordinary course of business or sales or other dispositions of obsolete or excess equipment or other assets not used in the Business; and
               (x) agreement for the acquisition by any Business Subsidiary or Brooks of any operating business or the capital stock of any other person, other than acquisitions by Brooks that have not or will not become integrated into the Business;
provided, however, that (x) no agreement referred to in clauses (i) through (x) above need be disclosed unless the applicable Business Subsidiary or Brooks currently has, or may in the future have, any rights or obligations thereunder and (y) Leases are not required to be disclosed in response to any provision of this Section 2.14 and shall not constitute Designated Contracts (as defined in Section 2.14(b)).
          (b) Brooks has made available to the Buyers or their Affiliates a correct and complete copy of each agreement (as amended to date) listed in Section 2.14 of the Disclosure Schedule (the “Designated Contracts”). Each Designated Contract is a legal, valid, binding and enforceable obligation of the applicable Business Subsidiary or Brooks, as the case may be, and, to Brooks’ knowledge, of each other party thereto (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses), and there exists no default of any Business Subsidiary or Brooks, as the case may be, or, to Brooks’ knowledge, any other party thereto, except for any such failures to be legal, valid, binding and enforceable or defaults that would not reasonably be expected to result in a right of any such other party to terminate such Designated Contract.
          (c) Brooks HK is not a party to any agreement which will be in effect after the Closing Time.
     2.15 Litigation. Except with respect to Environmental Matters, which are addressed in Section 2.18 hereof, the Disclosure Schedule lists, as of the date of this Agreement, each (a) judgment, order, decree, stipulation or injunction (“Judgments”) specifically naming Brooks or any Business Subsidiary or any of their respective property or business and relating to the Business and (b) claim, complaint, action, suit, proceeding, hearing or investigation (“Proceedings”) relating to the Business by any Governmental Entity or before any arbitrator to which Brooks or any Business Subsidiary is a party or, to Brooks’ knowledge, which has been overtly threatened against Brooks or any Business Subsidiary. Except as set forth in the Disclosure Schedule, there are no Judgments or Proceedings pending against any Business Subsidiary or against Brooks with respect to the Business.
     2.16 Labor Matters.
          (a) Neither Brooks nor any Business Subsidiary is a party to or is bound by any collective bargaining agreement relating to the Business, nor does Brooks or any Business Subsidiary have knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Brooks (with respect to the Business) or any Business Subsidiary. Neither Brooks nor any of the Business Subsidiaries has, with respect to the Business, experienced or, to their knowledge, been threatened with since January 1, 2010, any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.
          (b) Neither any Business Subsidiary nor Brooks (with respect to the Business) has violated the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar foreign, state or local legal requirement.
          (c) With respect to their operations outside of the United States, Brooks (with respect to the Business) and the Business Subsidiaries have satisfied their obligations in all material respects with respect to (i) all applicable social insurance programs, (ii) trade unions, and (iii) work safety and health rules.
          (d) No key employee or group of employees with respect to the Business has informed Brooks or any Business Subsidiary, either orally or in writing, of any plans to terminate their employment with Brooks or any Business Subsidiary generally or as a result of the transactions contemplated hereby or otherwise.
          (e) Except as set forth on Section 2.16(e) of the Disclosure Schedule, all persons employed by Brooks (with respect to the Business) in the United States are employees at will or otherwise employed such that Brooks may lawfully terminate their employment at any time, with or without cause, without creating any material cause of action against Brooks or any Business Subsidiary or otherwise giving rise to any material liability of Brooks or any Business Subsidiary for wrongful discharge, breach of contract or tort or any other similar cause at law or in equity.
          (f) Brooks (with respect to the Business) and each Business Subsidiary have, (i) complied in all material respects with all applicable laws, rules and regulations relating to labor, labor relations or employment (other than any such rules and regulations relating to labor, labor relations or employment promulgated, created or enforced by a PRC Governmental Entity or applicable to the Business operations in the PRC or the Business Subsidiaries because of their formation, organization or residence in the PRC) and (ii) to their knowledge, complied in all material respects with all applicable laws, rules and regulations relating to labor, labor relations or employment promulgated, created or enforced by a PRC Governmental Entity or applicable to the Business operations in the PRC or the Business Subsidiaries because of their formation, organization or residence in the PRC, in each case, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety and health, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and all other costs and expenses applicable thereto.
          (g) Each person whom Brooks (with respect to the Business) or any Business Subsidiary has retained as an independent contractor qualifies or qualified as an independent contractor and not as an employee of Brooks or any Business Subsidiary under the Code and all applicable state laws. Except as set forth in Section 2.16(g) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause Brooks (with respect to the Business) or any Business Subsidiary to be in breach of any agreement with any employee, contractor or consultant or cause Brooks (with respect to the Business) or any Business Subsidiary to be liable to pay any severance or other amount to any employee, contractor or consultant of Brooks (with respect to the Business) or any Business Subsidiary.
     2.17 Employee Benefits.
          (a) The Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by Brooks, any Business Subsidiary, or any ERISA Affiliate (as defined below) for the benefit of employees of the Business (and their beneficiaries) (the “Business Benefit Plans”). For purposes of this Agreement, “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Brooks or any Business Subsidiary. Brooks has made available complete and accurate copies of all Business Benefit Plans and all related trust agreements, insurance contracts and summary plan descriptions to the Buyers or an Affiliate of either Buyer. Each Business Benefit Plan has been administered in all material respects in accordance with its terms and either Brooks or the applicable Business Subsidiary, as the case maybe, has met its obligations with respect to such Business Benefit Plan. Brooks and each Business Subsidiary, and the Business Benefit Plans, are in compliance, in all material respects, with the currently applicable provisions of ERISA and the Code.

          (b) There are no termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Business Benefit Plan or asserting any rights or claims to benefits under any Business Benefit Plan, or, to Brooks’ knowledge, investigations by any Governmental Entity involving any Business Benefit Plan.
          (c) The Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination or prototype opinion letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code.
          (d) No act or omission has occurred and no condition exists with respect to any Business Benefit Plan maintained by Brooks or any Business Subsidiary, any of their respective Affiliates or any ERISA Affiliate that would subject Brooks, any Business Subsidiary or any ERISA Affiliate to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code (other than liabilities for benefits accrued under Business Benefit Plans for employees of Brooks or any Business Subsidiary, and each of their beneficiaries).
          (e) Each Business Benefit Plan is in compliance in all material respects with its terms and with ERISA and other applicable laws (including, without limitation, compliance with the health care continuation requirements of COBRA and the deferred compensation rules and withholding requirements set forth in Section 409A of the Code), and with any applicable collective bargaining agreement and all other agreements and instruments applicable to any Business Benefit Plan, in each case to the extent applicable to employees of the Business. The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Business Benefit Plan or employment agreement that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of Brooks (with respect to the Business) or any Business Subsidiary, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Business Benefit Plan or employment agreement, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Business Benefit Plan or employment agreement, or (iv) directly or indirectly cause Brooks or any Business Subsidiary to transfer or set aside any assets to fund or otherwise provide for benefits for any individual.
          (f) Neither Brooks (with respect to the Business) nor any Business Subsidiary provides, nor have they at any time provided, coverage under any welfare benefit plan (as defined in Section 3(1) of ERISA) (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of their retirees, other than any continuation or conversion coverage which any such retiree may have purchased at his or her own expense.
          (g) With respect to each Multiemployer Plan, as defined in Section 4001(a)(3) of ERISA, to which Brooks and any ERISA Affiliate contributes, neither Brooks nor any ERISA Affiliate has been informed of: (i) any prohibited transaction (as defined in Section 4975 of the

Code or Section 406 of ERISA); (ii) any fact that would adversely affect the tax qualified status of such plan; (iii) any reportable event (as defined in Section 4043 of ERISA); (iv) any completed or partial termination (whether by mass withdrawal or otherwise) of such plan; or (v) any such plan being in reorganization or insolvent. In addition to the foregoing, neither Brooks nor any ERISA Affiliate is delinquent in making any contributions required to be paid to any Multiemployer Plan or is liable to any Multiemployer Plan for any withdrawal liability imposed by Subtitle E of Title IV of ERISA.
          (h) There have been no written statements or communications or written materials provided to any employee or former employee of Brooks (each with respect to the Business) or any Business Subsidiary by any person that constitute or could reasonably be interpreted as a binding obligation by Brooks (with respect to the Business) or any Business Subsidiary to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Business Benefit Plans or any benefits statutorily required under the laws of the PRC.
          (i) The Parties agree that the sole and exclusive representations and warranties of Brooks herein as to any Employee Benefits Matters are those contained in this Section 2.17.
     2.18 Environmental Matters.
          (a) When used in this Agreement, the following terms have the meanings provided below.
               (i) “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing, injecting, seeping into the indoor or outdoor environment.
               (ii) “Materials of Environmental Concern” means any substance, material or waste classified or otherwise characterized by Environmental Law as hazardous, toxic, or radioactive a pollutant or contaminant, or words of similar meaning and effect, including petroleum and petroleum products, friable asbestos and polychlorinated biphenyls.
               (iii) “Environmental Law” means any international, national, foreign, federal, state (or subdivision thereof), provincial, or municipal statute, rule or regulation, and the common law, each as in effect on or before the Closing Time and relating to the protection and restoration of the environment and natural resources, human exposure to Materials of Environmental Concern, or occupational health and safety, including any statute or regulation pertaining to (A) treatment, storage, disposal, transportation, use or generation of Materials of Environmental Concern; (B) air, water and noise pollution; (C) groundwater and soil contamination; or (D) the Release or threatened Release of Materials of Environmental Concern.
               (iv) “Environmental Matters” means any legal obligation or liability arising under Environmental Law.

               (v) “Off-Site Liabilities” means Environmental Matters and/or liability arising under Environmental Law resulting from any transportation, treatment, storage, disposal or Release, or the arrangement therefor, in connection with the Business, of any Materials of Environmental Concern by the Business, or any agent or contractor of the Business, to or at any property, location, site or facility other than a Business Property.
               (vi) “Business Properties” means the real property subject to the Leases.
               (vii) “Person” means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.
          (b) Except as described or identified in the Disclosure Schedule or in a document listed in the Disclosure Schedule in each case, with a specific reference to this section:
               (i) Brooks, with respect solely to the Business, the Business Subsidiaries and Business Properties, is, and since June 30, 2006 has been, in compliance in all material respects with applicable Environmental Laws;
               (ii) there is no pending or, to Brooks’ knowledge, threatened civil or criminal litigation, written notice of material violation, formal administrative proceeding, material investigation or material information request relating to any Environmental Law involving the Business or any of the Business Properties; and
               (iii) Brooks, with respect solely to the Business and the Business Subsidiaries, has obtained and is (and since June 30, 2006 has been) in compliance in all material respects with those material permits, licenses, registrations and approvals required under Environmental Law to operate the Business Properties as currently operated by Brooks or such Business Subsidiary, as the case may be;
               (iv) none of Brooks, any of the Business Subsidiaries or, to Brooks’ knowledge, any other Person, has caused or contributed to a material Release or threatened Release of Materials of Environmental Concern at any of the Business Properties that Environmental Laws require to be investigated or remediated;
               (v) there is no existing or threatened claim for Off-Site Liabilities relating to the Business and, to Brooks’ knowledge, there are no facts, circumstances or conditions that would reasonably be expected to result in any such claim that would be material to the Business; and
               (vi) none of Brooks, with respect solely to the Business, or any of the Business Subsidiaries has assumed by contract or operation of law any Environmental Matters of any other Person that would be material to the Business.

          (c) Brooks has made available to the Buyers or an Affiliate of either Buyer copies of all environmental assessment or audit reports within the custody or control of Brooks or the Business Subsidiaries with respect solely to the Business and the Business Properties.
          (d) The Parties agree that the sole and exclusive representations and warranties of Brooks herein as to any Environmental Matters are those contained in this Section 2.18. Without limiting the generality of the foregoing, each Buyer specifically acknowledges that the representations and warranties contained in Sections 2.15, 2.19 and 2.20 do not relate to Environmental Matters.
     2.19 Legal Compliance. Except with respect to Environmental Matters, which are addressed in Section 2.18 hereof, to Brooks’ knowledge, each Business Subsidiary and (with respect to the Business) Brooks is in compliance in all material respects with all applicable laws of any federal, state or foreign government, or any Governmental Entity, currently in effect with respect to the Business. Neither Brooks nor any Business Subsidiary has received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply. Brooks and the Business Subsidiaries are in compliance in all material respects with the terms of the United States Department of Commerce Bureau of Industry and Security Export License D429243, which is referenced in Section 2.4 of the Disclosure Schedule (the “Export License”).
     2.20 Permits. Except with respect to Environmental Matters, which are addressed in Section 2.18 hereof, to Brooks’ knowledge, (a) neither Brooks nor any Business Subsidiary is in violation of or default under any permit, license, franchise or authorization from any Governmental Authority used in its business or operations as presently conducted and material to the business or operations of the Business (each, a “Permit” and, collectively, the “Permits”) and (b) no Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement.
     2.21 Business Relationships with Affiliates. The Disclosure Schedule lists any written agreements with respect to the Business whereby Brooks or any of its subsidiaries (other than any Business Subsidiary) directly or indirectly either (a) has any material claim or cause of action against the Business, other than claims arising in the ordinary course of business or (b) owes any money to, or is owed any money by, the Business, other than with respect to intercompany trade payables and receivables incurred in the ordinary course of business.
     2.22 Brokers’ Fees. Except for the fees payable to GCA Savvian Advisors, LLC, which will be paid by Brooks, neither Brooks nor any Business Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     2.23 Entire Business. Except for the Excluded Assets and any Deferred Items, and assuming that the Buyers (or one or more of the Buyers’ Affiliates) have the ability to provide (and, immediately following the Closing, does provide) to the Business all corporate-level services currently provided to the Business by Brooks, the Acquired Assets, the assets of the Business Subsidiaries, and the Stock collectively are, when utilized by a labor force substantially similar to that employed by the Business Subsidiaries and Brooks in connection with the

Business on the date hereof, (i) all of the assets used by Brooks and the Business Subsidiaries to conduct the Business, in all material respects, as being conducted by Brooks and the Business Subsidiaries as of immediately prior to the Closing and (ii) adequate to conduct the Business immediately following the Closing in all material respects as conducted by Brooks and the Business Subsidiaries as of immediately prior to the Closing.
     2.24 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Brooks shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amounts of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, Brooks shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Brooks.
     2.25 Accounts Receivable. All Accounts Receivable are valid receivables subject to no setoffs or counterclaims and are collectible in the ordinary course of business.
     2.26 Compliance by Suppliers. To the knowledge of Brooks, each Person supplying goods or services to the Business as of the date hereof (each, a “Supplier”) is in compliance in all material respects with Brooks’ general requirements and policies applicable to such Supplier and there is no material investment outside the ordinary course of business that is required to maintain continued compliance therewith. To the knowledge of Brooks, each Supplier who provides goods or services that are used in the manufacturing of products for a customer of the Business (other than Brooks) is in compliance in all material respects with the general requirements and policies applicable to suppliers of such customer and there is no material investment outside the ordinary course of business that is required to maintain continued compliance therewith.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYERS
     The Buyers, jointly and severally, represent and warrant to Brooks that:
     3.1 Organization. Celestica Oregon is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Celestica Ontario is a corporation duly organized, validly existing and in good standing under the laws of the province of Ontario, Canada.
     3.2 Authorization of Transaction. Celestica Oregon has all requisite limited liability company power and authority and Celestica Ontario has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of the Buyers and the performance by the Buyers of this Agreement and their obligations hereunder and the consummation by the Buyers of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company or corporate action on the part of each of the Buyers. This Agreement has been duly and validly executed and delivered by the Buyers and, assuming this Agreement constitutes the valid and binding obligation of Brooks, constitutes a valid and binding obligation of the Buyers, enforceable against the Buyers in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.
     3.3 Noncontravention. Subject to compliance with applicable Environmental Laws, and applicable foreign antitrust or trade regulation laws, neither the execution and delivery of this Agreement by the Buyers, nor the consummation by the Buyers of the transactions contemplated hereby, will:
          (a) conflict with or violate any provision of the certificate of formation or the operating agreement of Celestica Oregon or charter or bylaws of Celestica Ontario;
          (b) require on the part of either Buyer any material filing with, or material permit, authorization, consent or approval of, any Governmental Entity;
          (c) materially conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of, create in any party any right to accelerate, terminate, materially modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which either Buyer is a party or by which either Buyer is bound or to which any of either Buyer’s assets are subject; or
          (d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, either Buyer or any of the properties or assets of either Buyer.
     3.4 Broker’s Fees. Neither_Buyer has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     3.5 Litigation. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to either Buyer’s knowledge, threatened against, either Buyer that would prevent or materially delay the ability of either Buyer to consummate the transactions contemplated by this Agreement.
     3.6 Investment Intent. Celestica Ontario is acquiring the Stock for investment for its own account and not with a view to the distribution of any part thereof. Celestica Ontario acknowledges that the Stock has not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. Celestica Ontario further acknowledges that (a) it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Stock, and that it can bear the economic risk of an investment in the Stock and (b) it has had the opportunity to conduct an independent due diligence review of the Business.
     3.7 Financing. The Buyers have, and will have available at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable the Buyers to pay the Purchase Price and to perform all of its respective obligations under this Agreement and the other transactions contemplated hereby.
     3.8 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by either Buyer or any of either Buyers’ Affiliates in order to effect the transactions contemplated by this Agreement, each of the Buyers shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by either Buyer or any Affiliate of either Buyer in order to effect the transactions contemplated by this Agreement, each of the Buyers shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by either Buyer or any of either Buyer’s Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of either Buyer.
     3.9 No Other Representations or Warranties. Except for the representations and warranties set forth in Article II, each Buyer hereby acknowledges and agrees that (a) neither Brooks nor any of its subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any other express or implied representation or warranty with respect to the Business, including with respect to any information provided or made available to the Buyers or an Affiliate of either Buyer, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, and (b) neither Brooks nor any of its subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to either Buyer or any of either Buyer’s Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, resulting from the delivery, dissemination or any other distribution to either Buyer or any of either Buyer’s Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, or the use by either Buyer or any of either Buyer’s Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, of any such information provided or made available to any of them by Brooks or any of its subsidiaries, or any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to either Buyer or any of either Buyer’s Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the transactions contemplated by this Agreement. Each Buyer also acknowledges that, absent fraud, each Buyer’s individual and the Buyers’ collective sole and exclusive recourse in respect of the transactions contemplated by this Agreement is to assert the rights of the Buyers pursuant to Articles VI, VII, VIII and IX.
     3.10 Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Business by each of the Buyers and their Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, each of the Buyers and their Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from Brooks and its subsidiaries, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Business. Each Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which each Buyer is familiar, that each Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that, absent fraud, neither Buyer will have any claim against Brooks or any of its subsidiaries, or any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, with respect thereto. Accordingly, each Buyer hereby acknowledges and agrees that none of Brooks or any of its subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).
ARTICLE IV
PRE-CLOSING COVENANTS
     4.1 Efforts. Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary or advisable to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated by this Agreement, including to obtain all waivers, permits, consents, approvals or other authorizations from Governmental Entities, to effect all registrations, filings and notices with or to Governmental Entities and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Each Party shall bear one half of any out-of-pocket costs associated with obtaining such waivers, permits, consents, approvals or other authorizations. Each of the Parties shall promptly notify the other of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. Each of the Parties shall promptly inform each other of any material communication received by such Party from the

Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity regarding any of the transactions contemplated hereby (unless the provision of such information would (i) violate the provisions of any applicable laws or regulations (including without limitation those relating to security clearance or export controls) or any confidentiality agreement or (ii) cause the loss of the attorney-client privilege with respect thereto).
     4.2 Replacement of Guarantees and Letters of Credit. Unless otherwise agreed to in writing by Brooks, the Buyers shall arrange, prior to the Closing, for replacement arrangements (which shall include a full and complete release of Brooks and its respective Affiliates (other than the Business Subsidiaries)), including, to the extent required, guarantees and letters of comfort, reasonably satisfactory to Brooks with respect to all letters of credit and other borrowings or obligations of the Business which are subject to any guarantee, covenant, indemnity, letter of comfort or similar assurance provided by Brooks or any of its subsidiaries (other than the Business Subsidiaries) as of the Closing Time that are specified in Section 4.2 of the Disclosure Schedule.
     4.3 Operation of Business. Except (a) as contemplated by this Agreement, (b) as required by applicable law or by any agreement in effect on the date hereof that is listed in Section 4.3 of the Disclosure Schedule or (c) as is otherwise set forth on Schedule 4.3 attached hereto, during the period from the date of this Agreement until the Closing Time, Brooks shall, and shall cause each Business Subsidiary to, use commercially reasonable efforts to conduct the operations of the Business in the ordinary course; provided, however, that Brooks and each Business Subsidiary shall be permitted to (i) accept capital contributions and loans from Brooks or any of its subsidiaries, (ii) make and receive payments in connection with purchases and sales of goods and services, expense reimbursement, and allocation and equalization of accounts and engage in other intercompany transfers and transactions in the ordinary course of business consistent with past practice and (iii) so long as it does not materially and adversely impact the operation of the Business prior to the Closing Time by reducing the cash balance of the Business to levels that are not customary when compared to the average cash balance of the Business over the six (6) months preceding the month in which this Agreement was executed, use any and all cash, cash equivalents and other short term liquid investments of the Business to pay dividends, make distributions, repay loans or make other payments to Brooks or any of its subsidiaries or its shareholders, and that no such action will be deemed a breach of any representation, warranty, covenant or other agreement of Brooks contained in this Agreement. Brooks shall not, and shall not permit any Business Subsidiary to, make or rescind any election with respect to any Business Subsidiary relating to Taxes, any change of an annual Tax accounting period or any adoption or change in any method of Tax accounting or take any action with respect to the filing or amending of any Tax Returns relating to a Business Subsidiary without the prior written consent of Buyer, which shall not be unreasonably conditioned, withheld or delayed or, in the case of filing or amending Tax Returns which are required to be filed before the Closing Date, without prior notice to and consultation with the Buyers.
     4.4 Access. Subject to compliance with applicable laws and regulations, and contractual obligations of Brooks and each Business Subsidiary regarding proprietary information of third parties, Brooks shall, and shall cause each Business Subsidiary to, permit the representatives of the Buyers to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business for reasonable business purposes. Each of the Buyers acknowledges that it remains bound by the confidentiality agreement, dated December 9, 2010, previously entered into between Celestica International Ltd. and Brooks (the “Confidentiality Agreement”). Prior to the Closing, the Buyers and their representatives shall not contact or communicate with the employees, customers and suppliers of Brooks or any of its subsidiaries in connection with the transactions contemplated by this Agreement, except with the prior written (which for purposes of this Section 4.4 shall include electronic mail) consent of Brooks, which shall not be unreasonably withheld.
     4.5 Elimination of Intercompany Items. Effective immediately prior to the Closing, all payables, receivables, liabilities and other obligations between the Business (including the Business Subsidiaries), on the one hand, and Brooks and any of its subsidiaries (other than any Business Subsidiaries), on the other hand, shall be eliminated, except to the extent expressly provided for herein and included in Working Capital.
     4.6 Transfer of Export Control License. Between the date hereof and Closing Time, the Buyers, Parent, Brooks and their respective Affiliates will cooperate in pursuing for the benefit of the Buyers the rights and obligations set forth in the Export License by either, (i) requesting a transfer of the Export License to Celestica Oregon pursuant to 15 CFR 750.10 and effecting the notification required in connection with the change in the “End User” of the Export License pursuant to 15 CFR 748.6, (ii) requesting a new export license issued by the Department of Commerce, Bureau of Industry and Security (the “Department of Commerce”) that replaces in full or supplements the Export License or (iii) making such other requests and/or applications as advised by the Department of Commerce to secure an arrangement that would permit the Buyers to continue to conduct the export transactions authorized by the Export License. With respect to each of Parent, Celestica Oregon and Celestica Ontario and each of their respective Affiliates, “cooperate” as used in the foregoing sentence shall require, at a minimum, each party’s best efforts to (w) timely provide Brooks with any and all information and documentation with respect to any of them that Brooks requires to both apply for any such transfer, replacement or change of the Export License and to respond to any inquiries made by the Department of Commerce with respect thereto, (x) timely respond to any inquiries or follow-up request made of any of such parties by the Department of Commerce, (y) timely provide the Department of Commerce with any and all information and documentation as it may request in connection with the transfer or replacement of or change to the Export License, and (z) timely make available any of their personnel to whom the Department of Commerce requests to speak with.
ARTICLE V
CONDITIONS PRECEDENT TO CLOSING
     5.1 Conditions to Obligations of the Buyers. The obligation of the Buyers to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by either Buyer) of the following conditions:

          (a) Brooks shall have obtained (or caused to be obtained) all of the waivers, permits, consents, approvals or other authorizations and effected all of the registrations, filings and notices (collectively, the “Consents”) listed on Schedule 5.1(a) attached hereto;
          (b) the representations and warranties of Brooks set forth in Article II shall be true and correct at and as of the Closing Time as if made as of the Closing Time, except (i) for changes contemplated or permitted by this Agreement or consented to by either Buyer, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) for failures of the representations and warranties to be true and correct if, in the aggregate, such failures would not reasonably be expected to result in a Business Material Adverse Effect;
          (c) Brooks shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;
          (d) Brooks shall have delivered to the Buyers a certificate to the effect that each of the conditions specified in clauses (a) through (c) of this Section 5.1 is satisfied;
          (e) Brooks shall have delivered an affidavit, dated as of the Closing Time, in the form required by the U.S. Treasury Regulations issued under Section 1445 of the Code, to the effect that Brooks is not a foreign person;
          (f) no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;
          (g) the Buyers shall have received all of the items required to be delivered to it pursuant to Section 1.3(b);
          (h) all of the employees listed on Section 5.1(h) of the Disclosure Schedule shall have signed employment agreements with one of the Buyers and the certification contained in Parent’s standard form of “Celestica Business Conduct Governance”;
          (i) at least 80% of the employees of the Business based in the United States who are listed on Section 5.1(i) of the Disclosure Schedule shall have signed employment offer letters and the certification contained in Parent’s standard form of “Celestica Business Conduct Governance”; provided that any listed employee who terminates his or her employment prior to the Closing Time shall not be counted in the denominator of the calculation of the 80% threshold; and
          (j) Brooks shall have submitted to the Department of Commerce an explanation of the transaction, including notification of the prospective change of control of the “End User” under the Export License, and either (i) Brooks shall have received from the

Department of Commerce a written response reasonably satisfactory to Buyers, in their sole discretion, confirming the continued validity of the Export License, that the Department of Commerce has no objection to the prospective change of control of the End User and that the Department of Commerce has no intention to materially limit the continued use of the Export License, (ii) the Department of Commerce licenses or otherwise authorizes, as between Celestica Oregon (or another suitable Affiliate of Parent) and the “End User” identified in the Export License, the continuation, in all material respects, of the export transactions authorized by the Export License, (iii) the Department of Commerce (a) approves, in writing pursuant to 15 CFR 750.10, or other regulatory authority, the transfer of the Export License from Brooks to Celestica Oregon (or another suitable Affiliate of Parent) and (b) issues a replacement license reflecting the change of control of the “End User” identified in the Export License or (iv) the Department of Commerce takes such other action or actions that has or have the same or a substantially similar effect as either clause (i), (ii) or (iii) in this Section 5.1(j), as may be determined by Celestica Oregon in its reasonable discretion.
          (k) if, and only if, the Closing shall not have occurred before June 15, 2011 because the condition set forth in Section 5.1(j) has not been satisfied or waived by the Buyers, then, since June 15, 2011 there shall have been no Business Material Adverse Effect.
     5.2 Conditions to Obligations of Brooks. The obligation of Brooks to consummate (or cause to be consummated) the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Brooks) of the following conditions:
          (a) Brooks shall have obtained (or caused to be obtained) all of the Consents listed on Schedule 5.1(a) attached hereto;
          (b) the representations and warranties of the Buyers set forth in Article III shall be true and correct at and as of the Closing Time as if made as of the Closing Time, except (i) for changes contemplated or permitted by this Agreement or consented to by Brooks, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) for failures of the representations and warranties to be true and correct if, in the aggregate, such failures would not reasonably be expected to prevent, or materially impair or delay, the ability of either Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”);
          (c) each of the Buyers shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;
          (d) each of the Buyers shall have delivered to Brooks a certificate to the effect that each of the conditions specified in clauses (b) and (c) of this Section 5.2 is satisfied in all respects;
          (e) no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any

Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;
          (f) Brooks shall have received all of the items required to be delivered to it pursuant to Section 1.3(b).
ARTICLE VI
INDEMNIFICATION
     6.1 Indemnification by Brooks. Subject to the terms and conditions of this Article VI, from and after the Closing, Brooks shall indemnify the Buyers in respect of, and hold Buyers harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, penalties, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Damages”) incurred or suffered by the Buyers or any Affiliate thereof:
          (a) to the extent resulting from any (i) breach of any representation or warranty of Brooks contained in Article II of this Agreement or the certificate of Brooks delivered at the Closing pursuant to Section 5.1(d) or (ii) failure to perform any covenant or agreement of Brooks contained in this Agreement; or
          (b) to the extent resulting from or constituting Excluded Liabilities; or
          (c) to the extent arising from obligations and liabilities for Environmental Matters related to events occurring or conditions arising at or related to any facility owned or operated by Brooks on behalf of the Business or by the Business Subsidiaries prior to the Closing Time; or
          (d) to the extent arising from penalties and fines related to the failure to comply with the Companies Ordinance (Chapter 32, Laws of Hong Kong) by Brooks HK prior to Closing Time; or
          (e) for Brooks’ failure to comply with any Bulk Transfer Laws.
     6.2 Indemnification by the Buyers. Subject to the terms and conditions of this Article VI, from and after the Closing, the Buyers, joint and severally, shall indemnify Brooks in respect of, and hold Brooks harmless against, any and all Damages incurred or suffered by any Brooks or any Affiliate thereof:
          (a) to the extent resulting from any (i) breach of any representation or warranty of the Buyers contained in Article III of this Agreement or the certificate of each of the Buyers delivered at the Closing pursuant to Section 5.2(d) or (ii) failure to perform any covenant or agreement of the Buyers contained in this Agreement; or
          (b) to the extent resulting from the conduct of the Business or operations of the Business or operation or use of the Acquired Assets from and after the Closing;

          (c) to the extent resulting from or constituting any obligations and liabilities of Brooks assumed by, or which are otherwise the responsibility of, the Buyers pursuant to this Agreement, the Assumption Agreement or the Lease Assignment and Assumption Agreement;
          (d) to the extent resulting from or constituting any obligations of Brooks or any of its subsidiaries (other than the Business Subsidiaries) under any letters of credit and other obligations or borrowings of the Business Subsidiaries or the Business that are subject to any guarantee, covenant, indemnity, letter of comfort or similar assurance provided by Brooks or any of its subsidiaries (other than any of the Business Subsidiaries) as of the Closing Time that are specified in Section 4.2 of the Disclosure Schedule; or
          (e) to the extent resulting from a claim under COBRA made by any New Buyer Employee in the U.S. during the period beginning at the Closing Time and ending at the time that such New Buyer Employees is first eligible to be covered under a Buyer Plan (provided, that if Celestica does not comply with its obligations in Section 9.5(c), then such period will extend with respect to any New Buyer Employee who has not been enrolled in a Buyer Plan and who remains covered under COBRA for so long as a such New Buyer Employee remains employed by Celestica Oregon).
     6.3 Claims for Indemnification.
          (a) Third-Party Claims. Subject to the provisions of Article VIII, all claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (as defined in this Section 6.3(a)) shall be made in accordance with the following procedures. A person or entity entitled to indemnification under this Article VI (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Such notification will include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third-party claim and the amount of Damages claimed. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if the amount of Damages for which the Indemnifying Party may be found to be liable under this Article VI is equal to at least 50% of the ad damnum and (ii) the Indemnifying Party may not assume control of the defense of a third-party-claim involving criminal liability or in which equitable relief is sought against the Indemnified Party except to the extent that such equitable relief is a request in a complaint whose primary recourse is for monetary damages and is reasonably expected to have a lesser impact on the Indemnified Party as compared to the amount of monetary damages sought in connection with such Third Party Action. If the Indemnifying Party does not or is not permitted to assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.
          (b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI which is not subject to Section 6.3(a) or which is subject to Section 6.3(a), but for which the Indemnifying Party does not assume control of the defense, shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) and state the reasons for contesting the portion of the Claimed Amount that is not paid, or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount and state the reasons therefor. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.14.
     6.4 Survival.
          (a) The representations and warranties of Brooks and the Buyers set forth in this Agreement and the certificates delivered at Closing pursuant to Sections 5.1(d) and 5.2(d) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until eighteen (18) months after the Closing Time, at which time they shall expire. Notwithstanding the foregoing, (i) the representations and warranties of Brooks contained in

Sections 2.1, 2.2 and 2.3 and of the Buyers contained in Sections 3.1 and 3.2 shall survive the Closing and the consummation of the transactions contemplated hereby without limitation, (ii) the representations and warranties of Brooks contained in Sections 2.10 and 2.17 shall survive the Closing and the consummation of the transactions contemplated hereby until the 60th day after the expiration of the statute of limitations applicable to the bringing of claims related to the matters covered thereby and (iii) the representations and warranties of Brooks contained in Sections 2.18 shall survive the Closing and the consummation of the transactions contemplated hereby until the fifth anniversary of the Closing Time.
          (b) None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing only until the expiration of the term of the undertaking set forth in such agreement and covenant.
          (c) No Party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof.
          (d) Any valid claim that is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.
     6.5 Limitations.
          (a) Subject to Section 10.13 and except with respect to claims made pursuant to Section 6.2(b) or Article VIII, from and after the Closing, absent fraud, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from any breach of warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement. Subject to Section 10.13, from and after the Closing, the rights of the Buyers and Brooks under Article VIII shall be the sole and exclusive remedy of the Buyers and Brooks with respect to the subject matter of Article VIII. Without limiting the generality of the foregoing provisions of this Section 6.5(a), in no event shall either of the Buyers, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.
          (b) Notwithstanding anything to the contrary contained in this Agreement, each of the following six limitations shall apply (except for Sections 6.5(b)(i), 6.5(b)(ii), and 6.5(b)(iii) with respect to claims relating solely to Taxes under Article VIII and Section 9.10):
               (i) the aggregate liability of Brooks for all Damages under Section 6.1(a) or for the Buyers under Section 6.2(a) shall not exceed an amount equal to $10,500,000;
               (ii) no individual claim or series of related claims for indemnification under Sections 6.1(a)(i) or 6.2(a)(i) shall be valid and assertable unless it is (or they are) for an amount in excess of $25,000;

               (iii) Brooks shall not be liable for Damages under Section 6.1(a)(i) and Buyers shall not be liable for Damages under Section 6.2(a)(i), unless and until the aggregate amount of such Damages, considered together, exceeds $425,000 at which point such Party shall be liable for all such Damages starting from the first dollar;
               (iv) the Buyers shall not be entitled to make any claim for indemnification with respect to any matter to the extent the Purchase Price has been adjusted to reflect such matter pursuant to Section 1.2 or 1.4;
               (v) the amount of any Damages for which indemnification is provided under this Article VI, or under Articles VIII or IX, shall be calculated net of any accruals, reserves or provisions reflected in the Final Closing Working Capital Statement relating thereto; and
               (vi) the aggregate liability of Brooks for Damages under Section 6.1(c) shall not exceed an amount equal to the Purchase Price;
provided, however, that the limitations of Section 6.5(b) shall not apply to any claim described in paragraph (b) of Section 6.1 or paragraphs (b) through (d) of Section 6.2.
          (c) In no event shall any Indemnifying Party be responsible and liable for any Damages or other amounts under this Article VI that are (i) consequential, in the nature of lost profits, diminution in value (which, for the avoidance of doubt, shall not be deemed to refer to a failure by Brooks to deliver accounts receivable, inventory or other tangible or financial assets in the amounts represented in Article II), special or punitive or otherwise not actual Damages or (ii) contingent, unless and until such Damages are actual and mature. Each Party shall (and the Buyers shall cause the Business to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to it under Article VI.
          (d) The Business Subsidiaries shall not have any right of contribution against the Business with respect to any breach by Brooks of any of its representations, warranties, covenants or agreements set forth in this Agreement. Effective as of the Closing, each of the Buyers hereby waives and releases (and shall cause each of the Business Subsidiaries to waive and release), any claim that such Business Subsidiary may have against Brooks or its respective Affiliates.
          (e) The amount of any Damages for which indemnification is provided under this Article VI shall not be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies or other related payments received or receivable from third parties on account of the matter resulting in such Damages or the payment of such Damages.
     6.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price.

ARTICLE VII
TERMINATION
     7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:
          (a) the Parties may terminate this Agreement by mutual written consent;
          (b) the Buyers may terminate this Agreement by giving written notice to Brooks if any of the conditions precedent under Section 5.1 hereof have become incapable of fulfillment;
          (c) Brooks may terminate this Agreement by giving written notice to the Buyers if any of the conditions precedent under Section 5.2 hereof have become incapable of fulfillment;
          (d) the Buyers or Brooks may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before June 15, 2011 (the “Outside Date”) by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results exclusively or primarily from a breach by the Party desiring to so terminate of any representation, warranty, covenant or agreement contained in this Agreement); provided, however, that if the Closing shall not have occurred on or before June 15, 2011 as a result of the failure of the condition precedent set forth in Section 5.1(j) then the Buyers or Brooks may not terminate this Agreement in accordance with the first clause of this Section 7.1(d) but either may terminate this Agreement if the Closing has not occurred on or before September 30, 2011 due to the failure of the condition precedent set forth in Section 5.1(j) (unless the failure results exclusively or primarily from a breach by the Party desiring to so terminate of any representation, warranty, covenant or agreement contained in this Agreement); and
          (e) the Buyers may terminate this Agreement following delivery by Brooks to the Buyers of an update to the Disclosure Schedule pursuant to Section 9.4(b) that contains new disclosure of any event or development that would reasonably be expected to have a Business Material Adverse Effect; provided, that the Buyers deliver written notice to Brooks of their intent to terminate and the reasons therefor and Brooks fails to cure the event or condition giving rise to the Business Material Effect within thirty (30) days following delivery by the Buyers to Brooks of written notice under this Section 7.1(e);
provided, however, that no Party may terminate this Agreement pursuant to clauses (b) through (d) if the basis for termination results from a material breach by such Party of any of its agreements or covenants contained in this Agreement.

     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any of the Parties or their respective officers, directors or Affiliates arising from this Agreement; provided that the provisions of Section 9.1(f) (Confidentiality), this Section 7.2 (Effect of Termination) and Article X (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive the termination of this Agreement. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have for breach of contract, fraud or under Section 10.13 in lieu of terminating this Agreement pursuant to Section 7.1.
ARTICLE VIII
TAX MATTERS
     8.1 Liability and Indemnification for Taxes.
          (a) Without duplication of any other indemnity in this Agreement, Brooks will indemnify the Buyers and their Affiliates (including, for this purpose, the Business Subsidiaries after the Closing) (each a “Buyer Indemnified Party”) against all liabilities and losses (i) for Excluded Taxes, (ii) resulting from any breach of any representation or warranty set forth in Section 2.10, or (iii) resulting from any breach of the covenants contained in the last sentence of Section 4.3, this Article VIII or Section 9.10. Any Buyer Indemnified Party seeking indemnity under this Article VIII will comply with the claim procedure set forth in Section 6.3.
          (b) The Buyers, joint and severally, will indemnify Brooks and its Affiliates (excluding for this purposes, the Business Subsidiaries after the Closing, each a “Brooks Indemnified Party”) against (i) all Losses for Taxes imposed against Brooks that are attributable to the Buyers’ conduct of the Business, or ownership of the Acquired Assets, during any Post-Closing Period (ii) all Losses relating to Taxes imposed on or payable by any Business Subsidiary for, or with respect to, any Post-Closing Period, and (iii) all Losses resulting from any breach of the covenants contained in this Article VIII. Any Brooks Indemnified Party seeking indemnity under this Article VIII will comply with the claim procedure set forth in Section 6.3.
          (c) With respect to any Straddle Period, any liabilities or losses for Taxes will be allocated between the Pre-Closing Period and the Post-Closing Period by closing the books at the Closing Time, except that Tax items of a periodic nature or measured by the level of any item, such as real and personal ad valorem property taxes or depreciation allowances calculated on an annual basis, will be allocated by apportioning a pro-rata portion of such Taxes to each day in the relevant Straddle Period.
          (d) Any applicable Transfer Taxes that are, or become due and payable as a result of the transactions contemplated under this Agreement, whether such Taxes are imposed by law on the Business Subsidiaries, Brooks, the Acquired Assets or the Buyers, will be borne equally (50%-50%) by Brooks, on the one hand, and the Buyers, jointly and severally, on the other hand. The Parties will coordinate on determining which Party will be responsible for the remittance of any Transfer Taxes that are due. In the event that either the Buyers or Brooks is required to pay any Transfer Taxes, the other Party (in the case of Buyers, the other Party will be Brooks and in the case of Brooks, the other Party will be the Buyers) will remit to the paying

Party an amount equal to 50% of the Transfer Taxes that are due and for which it has received reasonably satisfactory documentation from the paying Party no later than five (5) days prior to the date such Transfer Taxes are due. The Parties will cooperate with each other in minimizing the amount of any Transfer Taxes to the extent permitted by applicable law (including the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any such Transfer Taxes). Any Tax Returns that must be filed in connection with any Transfer Taxes will be prepared by the Party that customarily has primary responsibility for filing such Tax Returns pursuant to applicable law under and according to which the respective Tax Returns are due to be filed. For purposes of this Agreement, “Transfer Taxes” means all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes and fees arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement but does not include income or capital gains Taxes.
          (e) Notwithstanding any provisions in Section 6.3 to the contrary, Brooks shall have the right to control any Tax Audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment (“Tax Proceeding”) relating to any and all Taxes of the Business Subsidiaries for any taxable period ending at or before the Closing Time; provided, however, that with respect to any Tax Proceeding which may have the effect of increasing the Tax liability of the Buyers or the Business Subsidiaries or their Affiliates for any Tax period ending after the Closing, Brooks agrees that it (i) will not initiate any such Tax Proceeding without first obtaining the consent of the Buyers, such consent not to be unreasonably withheld or delayed (and which will be deemed to have been given if neither Buyer responds within ten (10) business days), (ii) will consult in good faith with the Buyers during any such Tax Proceeding and (iii) will not settle or compromise any such Tax Proceeding without the prior written consent of one of the Buyers, which consent shall not be unreasonably withheld, conditioned or delayed (beyond ten (10) business days). The Buyers shall have the right to control any other Tax Proceeding relating to Taxes of the Business Subsidiaries; provided, however, that the Buyers and the Business Subsidiaries agree to consult in good faith with Brooks with respect to the contest (and settlement) of any claim for Taxes for which a Buyer Indemnified Party would be entitled to indemnification or reimbursement under this Agreement, provided that the failure by the Buyers and the Business Subsidiaries to so consult under this Section 8.1(e) will not adversely affect the applicable Buyer Indemnified Party’s rights to indemnification or reimbursement except to the extent Brooks is actually prejudiced by such failure to consult, and provided further that the Buyers and the Business Subsidiaries will not settle, or agree to any adjustment with respect to, any Tax claim for which a Buyer Indemnified Party would be entitled to indemnification or reimbursement under this Agreement without the prior written consent of Brooks (which consent will not be unreasonably conditioned, withheld or delayed).
     8.2 Preparation and Filing of Tax Returns; Payment of Taxes.
          (a) Brooks shall be responsible for the preparation and filing of all Tax Returns for Brooks that relate to the Business and the Business Subsidiaries for all periods (including the consolidated, unitary, and combined Tax Returns for Brooks and the Business

Subsidiaries which include the operations of the Business for any period ending at or before the Closing Time) that end at or before the Closing Time. Brooks shall make or cause to be made all payments required with respect to any such Tax Returns. The Buyers shall, joint and severally, promptly reimburse Brooks for the amount of any such Taxes paid by Brooks to the extent such Taxes are attributable (as determined under Section 8.1(c) hereof) to periods following the Closing Time.
          (b) The Buyers shall be responsible for the preparation and filing of all other Tax Returns for the Business and the Business Subsidiaries. The Buyers shall make all payments required with respect to any such Tax Returns (subject to the indemnification provisions of Section 8.1 hereof). Brooks shall promptly reimburse the Buyers for the amount of any such Taxes paid by the Buyers to the extent such Taxes are attributable (as determined under Section 8.1(c) hereof) to periods prior to the Closing Time.
          (c) Any Tax Return of the Business Subsidiaries or with respect to the Acquired Assets to be prepared and filed for taxable periods beginning before the Closing Time and ending after the Closing Time shall be prepared on a basis consistent with the last previous similar Tax Return, and the Buyers shall consult with Brooks concerning each such Tax Return and report all items with respect to the period ending at the Closing Time in accordance with the instructions of Brooks; provided, however, that if the Buyers are advised by counsel that the filing of any Tax Return and the reporting on such Tax Return of any item in accordance with the instructions of Brooks is likely to subject the Buyers to any penalties, including, without limitation, penalties relating to transfer price claims, the Buyers may file such Tax Return without regard to Brooks’ instructions relating to such item. The Buyers shall provide Brooks with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by Brooks) at least twenty (20) days prior to the filing of such Tax Return.
          (d) Except to the extent of a Tax resulting from or attributable to a breach of Brooks’ covenant in Section 9.10, the Buyers shall be responsible, joint and severally, for the payment of any and all Taxes not incurred in the ordinary course of business attributable to the acts or omissions of the Buyers or the Buyers’ Affiliates occurring after the Closing at the Closing Time.
     8.3 Allocation of Certain Taxes.
          (a) The Buyers and Brooks agree that if Brooks or any Business Subsidiary is permitted but not required under applicable foreign, state or local Tax laws to treat the date on which the Closing Time occurs as the last day of a taxable period, the Buyers and Brooks shall treat such day as the last day of a taxable period.
          (b) Any Taxes for a Straddle Period shall be apportioned as provided in Section 8.1(c) between Brooks and the Buyers, joint and severally, and for purposes of this Agreement, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

     8.4 Refunds and Carrybacks.
          (a) Brooks shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes of the Business Subsidiaries attributable to taxable periods ending (or deemed pursuant to Section 8.3(b) to end) at or before the Closing Time, net of any Tax liability imposed on any Buyer Indemnified Party as a result of the receipt of such refund or credit.
          (b) The Buyers and/or the Buyers’ Affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes of the Business Subsidiaries attributable to taxable periods beginning (or deemed pursuant to Section 8.3(b) to begin) after the Closing Time, net of any Tax liability imposed on any Brooks Indemnified Party as a result of the receipt of such refund or credit.
          (c) The Buyers shall forward to or reimburse Brooks for any refunds (including any interest paid thereon) or credits due Brooks after receipt thereof, and Brooks shall promptly forward to the Buyers or reimburse the Buyers for any refunds (including any interest paid thereon) or credits due the Buyers after receipt thereof, in each case as adjusted pursuant to Sections 8.4(a) and (b) hereof.
          (d) The Buyers and Brooks agree that, with respect to any Tax, none of the Business Subsidiaries shall carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Time to any taxable period ending at or before the Closing Time.
          (e) Notwithstanding anything to the contrary in this Agreement, neither Brooks nor any of its Affiliates shall have any liability to the Buyer Indemnified Parties if any Tax attributes of the Business Subsidiaries (including net operating loss carryovers, capital loss carryovers, adjusted basis or credits) are not available to the Business Subsidiaries, the Buyers, or the Buyers’ Affiliates for any taxable period or portion thereof ending after the Closing Time.
     8.5 Cooperation on Tax Matters; Tax Audits. The Buyers and Brooks and their respective Affiliates shall cooperate with each other in preparing all Tax Returns, prosecuting any claims for Tax refunds or petitions for relief, defending or contesting any Tax claims or assessments for any Tax periods or otherwise communicating or interacting with any applicable Governmental Entity responsible for, or acting with respect to, the imposition of Taxes (the “Taxing Authority”) for which any such party could, for any reason, require the assistance of another such party (each a “Tax Assistance Matter”). Such cooperation shall include, but not be limited to, furnishing and making available for duplication, prior years’ Tax Returns or return preparation packages, to the extent related to the Business illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and such other information within such party’s possession requested by the other party as is relevant to the Tax Assistance Matter. Such cooperation and information also shall include provision of powers of attorney to allow the other party to act with respect to the Tax Assistance Matter, promptly forwarding copies of applicable notices and forms or other communications received from or sent to any Taxing Authority which relate to the Business, and providing copies of all relevant Tax Returns to the extent related to the Business, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested party may possess. The Buyers and Brooks and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder. To the extent necessary in connection with any such Tax Assistance Matter, each Party shall provide to the other Party and such other Party’s Affiliates, authorized accountants, counsel and other designated representatives access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the particular Tax Assistance Matter prior to the Closing, insofar as such access is reasonably required by the other Party for purposes of addressing such Tax Assistance Matter.
     8.6 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Business shall be terminated at or prior to the Closing Time and, after the Closing Time, neither of the Buyers or their Affiliates shall be bound thereby or have any liability thereunder for amounts due in respect of periods ending at or before the Closing Time.
     8.7 Elections Pursuant to Section 338 of the Code. Celestica Ontario shall not elect, pursuant to Section 338 of Code, for the sale of the Stock to be treated for United States federal income tax purposes as a sale by Brooks of its assets.
ARTICLE IX
FURTHER AGREEMENTS
     9.1 Access to Information; Record Retention; Cooperation.
          (a) Access to Information. Subject to compliance with contractual obligations, applicable laws and regulations and Section 8.4(a), following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information, excluding third party accountant’s work papers, and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all Information within the possession or control of such Party or its Affiliates, relating to the Business prior to the Closing, insofar as such access is reasonably required by the other Party. Information may be requested under this Section 9.1(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Working Capital Statement, resolving any differences between the Parties with respect to the Closing Working Capital Statement, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, Environmental Matter or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.
          (b) Access to Personnel. Following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in Section 9.1(a).
          (c) Reimbursement. A Party providing Information or personnel to another Party under Section 9.1(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary, health and welfare benefits or the cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.
          (d) Retention of Records. Except as otherwise required by law or agreed to in writing by the Parties, each of the Buyers and Brooks shall (and each shall cause its Affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the Business prior to the Closing until six (6) years after the Closing Time. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within ninety (90) days, the offered Information may be disposed of at any time.
          (e) Preparation of Brooks Financial Statements. Following the Closing, the Buyers shall cause the Business to prepare and provide to Brooks and its subsidiaries all information relating to the Business reasonably required for Brooks and its subsidiaries (i) to review the Closing Working Capital Statement and (ii) to prepare all applicable financial statements of Brooks and its subsidiaries for all fiscal periods that precede or include the Closing Time, which, for the avoidance of doubt, shall include the provision of initial financial results for the Business with respect to the monthly period or partial monthly period completed immediately prior to the Closing Time within ten (10) Business Days of the Closing Time. During the period of (i) review of the Closing Working Capital Statement and (ii) preparation of such financial statements of Brooks and its subsidiaries, each of the Buyers shall use its best efforts to ensure that Brooks and its subsidiaries (and their auditors) will be provided with reasonable access to the Business, its financial management, including the financial directors of each Business (but not any accountant’s work papers), and their books, accounts and records and will be able to review the work being carried out in accordance with this Section 9.1(e).
          (f) Confidentiality.
               (i) Business Confidential Information. Brooks shall hold, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Business Confidential Information. “Business Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates primarily to the Business or primarily to its suppliers, distributors, customers, independent contractors or other business relations in their respective capacities as such (but not in any other capacities, such as a customer primarily of Brooks but not of the Business) and includes, in each case, to the extent the Business obtains a material commercial benefit from the secret nature of such information: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, and specific contractual arrangements with, the Business’ suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and databases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. Notwithstanding the foregoing, Business Confidential Information does not include such information which: (A) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of Brooks or its Affiliates, consultants or advisors, (B) is learned developed or otherwise obtained by Brooks or any of its Affiliates after the Closing, without reliance on any Business Confidential Information or (C) is thereafter disclosed, furnished or otherwise made available to Brooks by a third party (other than Brooks’ Affiliates, consultants and advisors) who is not known by Brooks at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to either of the Buyers or any other party with respect to such information. Brooks shall not use, release or disclose the Business Confidential Information to any other Person, except its Affiliates, consultants and advisors who are subject to a contractual, legal, fiduciary or similar (such as obligations imposed by applicable rules of professional conduct) obligation of confidentiality to Brooks and except as required to comply with its obligations under this Agreement or the Ancillary Agreements, unless requested to disclose the Business Confidential Information by judicial, administrative or investigative process or required to do so by other requirements of law or so as not to violate the rules of any stock market or exchange; provided, however, that in the case of disclosure requested by judicial, administrative or investigative process or by applicable law or the rules of any stock market or exchange, Brooks shall (to the extent permitted by applicable law and such rules) notify either Buyer reasonably promptly of the request or requirement so that the Buyers may seek an appropriate protective order or waive compliance with the provisions of this Section 9.1(f)(i). If, in the absence of a protective order or the receipt of a waiver hereunder, Brooks is requested to disclose any Business Confidential Information by judicial, administrative or investigative process, or required to do so by applicable law or the rules of any stock market or exchange Brooks may so disclose the Information; provided, however, that at the written request of the Buyers and to the extent that the procedures for obtaining such are available, Brooks shall use commercially reasonable efforts to obtain, at the expense of the Buyers, an order or other assurance that confidential treatment will be accorded to such portion of the Business Confidential Information requested or required to be disclosed. Notwithstanding anything to the contrary contained in any of the foregoing, each of the Buyers acknowledges and agrees that Brooks had and has numerous relationships outside the Business with Persons who were or are, or may become suppliers, distributors, customers, independent contractors or other business relations of the Business and may obtain (or have obtained) Business Confidential Information from such Persons in the course of, or pursuant to, such outside relationships (such Business Confidential Information, if not primarily related to the Business, the “Excluded Information”). Accordingly, each of the Buyers acknowledges and agrees that the limitations on Brooks and its Affiliates, consultants and advisors’ rights to disclose and/or use Business Confidential Information set forth in this Section 9.1(f)(i) or elsewhere in this Agreement do not apply to any disclosure and/or use of any Excluded Information.
               (ii) General Non-Disclosure of Information. Notwithstanding the provisions of Section 9(f)(i) above, each of the Buyers and Brooks (a “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other Party (except in the case of each of the Buyers, in its sole discretion, the Business Confidential Information) furnished to it by the other Party (the “Disclosing Party”) or the other Party’s Affiliates, consultants and advisors at any time prior to Closing or otherwise pursuant to this Section 9.1(f) (except to the extent that such Information (A) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of Receiving Party or its Affiliates, consultants or advisors, (B) is learned developed or otherwise obtained by the Receiving Party or any of its Affiliates, without reliance on any Information or (C) is thereafter disclosed, furnished or otherwise made available to the Receiving Party by a third party (other than the Receiving Party’s Affiliates, consultants and advisors) who is not known by the Receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Receiving Party or any other party with respect to such information) and the Receiving Party shall not use, release or disclose such Information to any other Person, except its Affiliates, consultants and advisors who are subject to a contractual, legal, fiduciary or similar (such as obligations imposed by applicable rules of professional conduct) obligation of confidentiality to Brooks, unless requested to disclose the Information by judicial, administrative or investigative process or required to do so by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure requested by judicial, administrative or investigative process or by applicable law or the rules of any stock market or exchange, the Receiving Party shall (to the extent permitted by applicable law and such rules) notify the Disclosing Party reasonably promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.1(f)(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is requested to disclose any Information by judicial, administrative or investigative process, or required to do so by applicable law or the rules of any stock market or exchange the Receiving Party may so disclose the Information; provided, however, that at the written request of the Disclosing Party and to the extent that the procedures for obtaining such are available, the Receiving Party shall use commercially reasonable efforts to obtain, at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Information requested or required to be disclosed
     9.2 Non-Competition and Non-Solicitation.
          (a) Non-Competition by Brooks. Brooks acknowledges that (i) the Business may be irreparably damaged if Brooks or any of its direct or indirect majority-owned subsidiaries while, but only while, such entity is a direct or indirect majority-owned subsidiary of Brooks (each of Brooks and such subsidiaries, a “Brooks Noncompetition Party”) were to engage in the manufacture of equipment front-end modules, load ports, vacuum process modules or robots or sub-components to robots, including end effectors, arms and software (collectively, the “Covered Products”) based on the designs and specifications of any third party (subject to the following exclusions, the “Competitive Business”) except in each case to the extent that such manufacturing is performed in connection with a larger system, that is wholly or substantially designed and developed by Brooks or for Brooks using intellectual property owned by Brooks or any of its subsidiaries of Affiliates or for which Brooks or any such subsidiary has a license or other right to use for purposes other than to manufacture to the licensor’s designs or specifications. In further consideration for the Buyers’ payment of the Purchase Price under this Agreement, in respect of which Brooks acknowledges that it is receiving a substantial and direct benefit, and in order to protect the value of the Business acquired by the Buyers hereunder (including the goodwill inherent in the Business as of the date hereof), during the period commencing at the Closing Time and continuing until the third anniversary of the Closing Time (the “Brooks Noncompetition Period”), Brooks shall not, and shall cause each other Brooks Noncompetition Party not to, (1) engage in the Competitive Business or (2) acquire or hold any economic or financial interest in, act as a partner, member, or shareholder of or otherwise operate or hold an interest in any Person which is both (x) engaged primarily in the Competitive Business and (y) located in a country in which the Business operates as of the Closing Time; provided, however, that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, any Brooks Noncompetition Party from:
               (i) continuing anywhere in the world to engage in any type of business conducted by any Brooks Noncompetition Party at the Closing Time (including any extensions or additions to such business), which is not part of the Business;
               (ii) purchasing products or services from, or selling products or services to, or otherwise engaging in any other relationship with, any other Person (whether or not engaged in the Competitive Business);
               (iii) making equity investments of not more than five percent (5%) of the voting securities of publicly owned companies which conduct a Competitive Business;
               (iv) performing its obligations under this Agreement and any agreement or transaction contemplated by this Agreement; or
               (v) acquiring any Person which conducts a Competitive Business and subsequently operating such business if in the calendar year prior to such acquisition, the consolidated revenues of such Person from its Competitive Business do not constitute more than ten percent (10%) of the total consolidated revenues of such Person.
          (b) Brooks Non-Solicitation. During the period commencing at the Closing Time and ending on the second anniversary of the Closing Time (the “Brooks Non-Solicitation Period”), none of the Brooks Noncompetition Parties shall, either individually or acting in concert with another Person:

               (i) directly or indirectly request, induce or attempt to influence any distributor, supplier or customer of goods or services of the Business to curtail, cancel or refrain from maintaining or increasing the amount or type of business such distributor, supplier or customer of goods or services is currently transacting, or may be transacting during the Brooks Non-Solicitation Period, with the Business or modify its pricing or other terms of sale with the Business;
               (ii) directly solicit for employment or retention, or hire, employ or retain any person who was an employee of the Business and after the Closing becomes an employee of the Buyers or one of the Buyers’ subsidiaries; or
               (iii) directly influence or attempt to influence any person who was an employee of the Business prior to the Closing and who becomes an employee of one of the Buyers or one of the Buyers’ subsidiaries to terminate his or her employment with the Buyers or one of the Buyers’ subsidiaries;
provided, that in each of clauses (ii) and (iii) above, placing general advertisements or using job placement services shall not constitute solicitation or influence, so long as, in the case of job placement services, Brooks does not identify specific individuals or either of the Buyers to the job placement service.
          (c) Non-Solicitation by the Buyers and their Affiliates. During the period commencing at the Closing Time and ending on the second anniversary of the Closing Time, neither Buyer nor any of either Buyer’s Affiliates while, but only while, such entity is an Affiliate of either Buyer shall, either individually or acting in concert with another Person, except with respect to any current employee of the Business: (i) directly solicit for employment or retention, or hire, employ or retain any employee of Brooks or any of its subsidiaries or (ii) directly influence or attempt to influence any person who is an employee of Brooks or any of its subsidiaries to terminate his or her employment therewith, provided, that in each of clauses (i) and (ii) above, placing general advertisements or using placement services shall not constitute solicitation or influence, so long as, in the case of job placement services, neither specific individuals nor Brooks is identified to the placement service.
          (d) Severability. Notwithstanding anything to the contrary in this Agreement, if at any time, in any judicial or arbitration proceeding, any of the restrictions stated in this Section 9.2 are found by a final order of a court of competent jurisdiction or arbitrator to be unreasonable or otherwise unenforceable under circumstances then existing, the Parties each agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under applicable law thereby, giving effect to the agreement and intent of the Parties that the restrictions contained herein shall be effective to the fullest extent permissible. In the event of a breach or violation of any of the provisions of this Section 9.2, the applicable restrictive period will be tolled for so long as such breach or violation continues. Each of Parent, the Buyers and Brooks agrees that the restrictions contained in this Agreement are reasonable in all respects and that, with respect to the restrictions on competition applicable to the Brooks

Noncompetition Parties are necessary to protect the Buyers’ interest in, and the value of, the Business.
          (e) Specific Performance; Injunctive Relief. Each the Buyers and Brooks acknowledges and agrees that in the event of a breach by the other of any of the provisions of this Section 9.2, it would suffer irreparable harm, no adequate remedy at law would exist, and damages would be difficult to determine. Consequently, in the event of any such breach, the non-breaching party may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.
     9.3 Director and Officer Indemnification. Neither Buyer shall take or cause, or permit to be taken or caused by any Person, any action to alter or impair any exculpatory or indemnification provisions, now existing in the charter or bylaws or other organizational documents of any Business Subsidiary, for the benefit of any individual who served as a director or officer of any Business Subsidiary at any time prior to the Closing Time, except for any changes that may be required to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Time.
     9.4 Disclosure Generally; Knowledge; Updates to Disclosure Schedules.
          (a) Any information furnished in the Disclosure Schedule (or any update thereto) shall be deemed to modify all of Brooks’ representations and warranties. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect, is an admission or indication of any breach of contract or violation of law (or that such breach or violation exists or has occurred) or is outside the ordinary course of business. For purposes of this Agreement, the terms “to Brooks’ knowledge,” “known by Brooks” or other words of similar meaning shall mean the actual knowledge on the date hereof of the persons listed on Schedule 9.4(a) attached hereto, without any obligation of investigation or inquiry, and shall not refer to the knowledge of any other Person.
          (b) Brooks shall be entitled to submit to the Buyers, from time to time between the date hereof and the Closing Time, written updates to the Disclosure Schedule disclosing any events or developments that occur or any information learned between the date of this Agreement and the Closing Time. Brooks’ representations and warranties contained in Article II shall be construed for all purposes of this Agreement in accordance with the Disclosure Schedule, as so updated; provided, that the Buyers shall have the right to terminate this Agreement as a result of any such update to the Disclosure Schedule to the extent provided in Section 7.1(e).
     9.5 Certain Employee Benefits Matters.

          (a) Pre-Closing Conduct; Other Liabilities. No Business Subsidiary or any other subsidiary of Brooks shall be under any obligation to terminate the employment of any employee engaged primarily in the Business (a “Business Employee”) prior to the Closing Time. The Buyers shall, joint and severally, assume the liability for any amounts to which any Business Employee becomes entitled under any Employee Benefit Plan (including any Employee Benefit Plan that exists or arises (or may be deemed to exist or arise) under any applicable law or otherwise), as a result of, or in connection with, (i) the employment of any Business Employee on or after the Closing Time and (ii) except with respect to the employees specified in Section 9.5(b)(ii) of the Disclosure Schedule, the Buyers’ failure to offer employment or to employ Business Employees in accordance with Section 9.5(b) or applicable local law.
          (b) Offer of Employment; Continuation of Employment. The Parties hereto intend that there shall be continuity of employment with respect to all Business Employees identified in Section 9.5(b)(i) of the Disclosure Schedule. Neither Buyer shall employ or shall be required to employ the Business Employees identified in Section 9.5(b)(ii) of the Disclosure Schedule. The Buyers shall offer to all Business Employees identified in Section 9.5(b)(i) of the Disclosure Schedule, including those on vacation, military leave, layoff, leave of absence (whether paid or unpaid) or disability, employment with one of the Buyers or one of the Buyers’ Affiliates in a position with substantially similar duties and responsibilities as such employee has in his or her current position in the Business commencing at the Closing Time on the terms set forth in Section 9.5(c). The term “New Buyer Employees” shall mean the Business Employees who commence working with the Buyers at the Closing Time or continue to work with a Business Subsidiary at the Closing Time.
          (c) Compensation; Employee Benefits; Severance Plans. Except as otherwise provided in this Section 9.5 or as otherwise required by applicable law, the Business Employees shall cease to participate in or accrue further benefits under the Business Benefit Plans immediately prior to the Closing Time. Beginning at the Closing Time, the Buyers shall, for the period ending twelve (12) months after the Closing Time, provide each New Buyer Employee with total cash compensation (including base salary and bonus opportunity) that is no less favorable in the aggregate than such New Buyer Employee’s total cash compensation immediately prior to the Closing Time. Beginning at the Closing Time, the Buyers shall also, for the period ending twelve (12) months after the Closing Time, maintain (or cause one of the Buyers’ subsidiaries to maintain) employee benefit plans, agreements, programs, policies and arrangements for the benefit of each New Buyer Employee that are substantially similar to the Employee Benefit Plans in effect immediately prior to the Closing Time with respect to employees of the Buyers (“Buyer Plans”), provided, that if Parent maintains and the Buyers make available the Celestica Health and Welfare Benefit Plan for the New Buyer Employees, then this shall be conclusively deemed to have maintained plans, programs and practices that are “substantially similar” to the plans, programs and practices in effect immediately prior to the Closing Time even if these plans are modified prior to the twelve (12) month period described above as part of the annual review of such plans and provided that such modifications apply to all participants in such plans in an equivalent manner. Notwithstanding anything to the contrary in this Agreement, beginning at the Closing Time, the Buyers shall, for the period ending twelve (12) months after the Closing Time, maintain (or cause one of the Buyers’ subsidiaries to maintain) a severance pay plan, program or practice for the benefit of each New Buyer Employee that is substantially similar to the plan, program or practice in effect immediately prior to the Closing Time with respect to such New Buyer Employee. All Buyer Plans and the Buyers’ severance pay plans, programs or practices, to the extent permitted by applicable law and the relevant insurance carriers, shall recognize all credited service of New Buyer Employees with Brooks and its subsidiaries for purposes of eligibility and vesting and level of benefits to the same extent such service was recognized under similar plans maintained by Brooks or its subsidiaries immediately prior to the Closing Time. Effective as of the Closing, all Business Employees who participate in 401(k) Plans maintained by either Brooks or any of its subsidiaries shall cease to participate in such plans. Each of the Buyers shall establish, if it does not already maintain, a defined contribution plan qualified under Section 401 of the Code which shall accept direct or indirect rollovers by Business Employees of their vested interest in the Brooks’ 401(k) Plan.
          (d) Welfare Plans. With respect to any Buyer Plan that is a “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or any plan directly or indirectly maintained or contributed to by Celestica Oregon providing similar benefits to a “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), Celestica Oregon shall, to the extent permitted by applicable law and the relevant insurance carriers, (i) cause to be waived any pre-existing condition limitations or actively-at-work requirements and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, New Buyer Employees in the U.S. with respect to similar plans maintained during the calendar year in which the Closing Time occurred by Brooks or its subsidiaries for New Buyer Employees in the U.S. Celestica Oregon and Brooks shall make appropriate arrangements to allow the use by New Buyer Employees in the U.S. of any accrued benefits under any cafeteria plan (as defined in Section 125 of the Code) which was maintained by Brooks or its subsidiaries for such New Buyer Employees in the U.S., consistent with IRS Revenue Ruling 2002-32.
          (e) Accrued Personal, Sick or Vacation Time. At or as soon after the Closing Time as is practicable under Brooks’ payroll procedures, Brooks will pay out the accrued but unused vacation time on its books with respect to its U.S. hourly Business Employees who are ceasing to be its employees. Each of the Buyers may apply its own personal, sick, or vacation time accrual policies to the New Buyer Employees, as of the Closing Time, consistent with the service crediting rules of Section 9.5(c), provided that the Buyers will at least permit U.S. salaried Business Employees who become New Buyer Employees to take paid vacations in 2011 consistent with the past practice of the Business.
          (f) U.S. WARN Act, Etc. Celestica Oregon agrees to comply with WARN and any other similar applicable law with respect to any “plant closing” or “mass layoff’ (as defined in WARN) or similar event affecting employees. Brooks has, as of the Closing Time, provided the Buyers with a schedule of all employees of Brooks (with respect to the Business) and the Business Subsidiaries whose employment was terminated by Brooks or the Business Subsidiaries, within ninety (90) days of the Closing Time. The Buyers shall, joint and severally, indemnify and hold harmless Brooks and its subsidiaries with respect to any liability under WARN or other similar applicable law arising from the actions (or in actions) of Celestica

Oregon or one of the Buyers’ Affiliates on or after the Closing Time or arising as a result of the transactions contemplated hereby.
          (g) U.S. COBRA. Celestica Oregon agrees to provide any required notice to New Buyer Employees in the U.S. under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any other similar applicable law on or after the Closing Time. Celestica Oregon shall assume all liabilities for post-employment health coverage under COBRA or otherwise with respect to New Buyer Employees in the U.S. on and after the Closing Time.
     9.6 Resignations. Effective upon the Closing, Brooks shall cause all of its own employees, officers and directors and all of its subsidiaries’ (other than the Business Subsidiaries) employees, officers and directors to resign from the boards of directors of the Business Subsidiaries and from all positions as executive officers of the Business Subsidiaries.
     9.7 Use of Name for Transition Period.
          (a) Following the Closing, except as otherwise expressly provided herein or in the IP License Agreement, neither Buyer shall have any rights to use any trademarks, trade names, logos or any contraction, abbreviation or simulation of Brooks or any of its Affiliates (the “Retained Marks”) and will not hold itself out as having any affiliations with any Brooks; provided, however, the Parties acknowledge and agree that the Buyers may be required to use the existing names of the Business Subsidiaries until those names have been legally changed in the appropriate registers in Hong Kong and Wuxi and such use is expressly permitted hereunder.
          (b) Notwithstanding the provisions of Section 9.7(a), for a period of thirty (30) days after the Closing Time, the Buyers may utilize sales promotional aids, literature and other printed material transferred by Brooks to the Buyers at the Closing Time and containing the Retained Marks subject to the following limitations:
               (i) No such material may be used by the Buyers on or after the Closing Time for any purpose unless such material clearly and prominently displays the following statement or a statement of similar import, the form of which shall be approved by Brooks:
                    ”[Buyers’ product name], formerly a product of Brooks Automation”; and
               (ii) Promptly following the Closing Time, the Buyers will implement a plan to eliminate the use of all such material within such thirty (30) day period.
          (c) Notwithstanding the provisions of Section 9.7(a), the Buyers may continue to use the Retained Marks for thirty (30) days following the Closing Time on inventories existing at the Closing Time, provided that the products in such inventories are not modified or enhanced in any manner.

          (d) Notwithstanding the provisions of Section 9.7(a), the Buyers may disclose to the Buyers’ customers and potential customers that the Buyers are conducting the Business as a successor to the Brooks from and after the Closing Time.
          (e) The licenses to use the Retained Marks set forth in this Section 9.7 shall not prohibit Brooks or any of its subsidiaries from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner. The Buyers agree that the Buyers’ use of the Retained Marks shall be consistent with the past practices of Brooks and its respective direct and indirect subsidiaries in connection with their business and operations and, with respect to such use, the Buyers shall adhere to substantially similar quality standards to which Brooks and its direct and indirect subsidiaries adhered immediately prior to the Closing.
     9.8 Use of Retained Marks in Transferred Technology. Brooks and the Buyers will cooperate and use reasonable commercial efforts to provide to the Buyers for inclusion in the Buyers website(s), as promptly as practicable following the Closing, all text, images and other content contained in all web sites relating exclusively or primarily to the Business maintained by Brooks (or its Affiliates). Subject to the provisions of Section 9.7 hereof, prior to including any such text, images or other content in its web site, the Buyers shall remove all references to the Retained Marks from any such text, images or other content. Brooks (or its Affiliates) shall retain ownership of all domain names employing the name “Brooks” or “Brooks Automation” and all similar variations of either and neither the Buyers nor any of the Buyers’ Affiliates shall have any right or license to any such domain name. To the extent the Business utilized any internet protocol address space allocated to Brooks, such internet protocol address space shall remain the property of Brooks, and no rights or licenses are granted to the Buyers with respect thereto.
     9.9 Allocation of Certain Lease Payments. Any rent, utilities, additional rent to cover insurance, utilities, maintenance and other operating costs and expenses or other amounts payable (other than taxes) by the tenant under a Lease for a Leased Facility or any lease payments, fees or other amounts payable (other than taxes) by the lessor under a lease for Equipment that is an Acquired Asset (each a “Lease Expense”) shall be allocated between Brooks and the Buyers in the following manner:
          (a) Brooks shall be responsible for the payment of all Lease Expenses that apply solely to the use of a Leased Facility or Equipment that is an Acquired Asset (“Acquired Equipment”) for a period of time ending on or before the Closing Time, except for any such Lease Expenses which would otherwise be satisfied by a Prepaid Asset that is an Acquired Asset.
          (b) The Buyers shall be responsible, joint and severally, for the payment of all Lease Expenses that apply solely to the use of a Leased Facility or Acquired Equipment for a period of time beginning on or after the Closing Time.
          (c) Responsibility for the payment of any Lease Expense that applies to the use of a Leased Facility or Acquired Equipment during a period of time which begins prior to the Closing Time and ends after the Closing Time (a “Lease Straddle Period”) shall be apportioned between Brooks and the Buyers, joint and severally, based on the number of days during such

Lease Straddle Period that the Leased Facility or Equipment was in the possession of each, respectively, with the Buyers being deemed to be in possession of the Leased Facility beginning at the Closing Time; provided, that Brooks shall not be responsible for payment of any Lease Expense for which there is a corresponding Prepaid Asset that is an Acquired Asset.
          (d) The Buyers and Brooks shall allocate payment of any pending but unpaid assessments which are levied against the lessee of any Leased Facility prior to the Closing and relate to a Lease Straddle Period in accordance with the periods of use of such Leased Facility by each party. The Buyers, joint and severally, shall be responsible for all assessments levied against the lessee of any Leased Facility after the Closing Time.
     9.10 PRC Circular 698 Reporting. Brooks will (i) fulfill, in a timely manner, any and all reporting obligations under PRC Circular 698 required thereof or of any Business Subsidiary as a result of the transactions contemplated by this Agreement, (ii) provide Parent with copies of any written submissions made to any PRC Governmental Entity in connection with its obligations under PRC Circular 698, (iii) pay any Taxes determined by any PRC Governmental Entity to be due, that are final and non-appealable, in connection with the transactions contemplated by this Agreement with respect to Brooks’ obligations under PRC Circular 698 and (iv) provide Parent with copies of any final written determinations by or agreements with any PRC Governmental Entity related its obligations under PRC Circular 698 or any taxes due with respect thereto.
     9.11 Transfer of Export Control License. If not done prior to the Closing Time, the Buyers and Brooks shall use their best efforts to cause the Export License to be transferred or reissued to Celestica Oregon as soon as possible after the Closing Time.
ARTICLE X
MISCELLANEOUS
     10.1 Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).
     10.2 No Third Party Beneficiaries. Except as provided by applicable law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person (including with respect to any employee or former employee of Brooks, the Buyers or any of their Affiliates, any New Buyer Employees and any Business Employees, any right to employment or contractual employment for any specified period) other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that the provisions of Article VI, Article VIII and Section 9.3 are intended for the benefit of the entities and individuals specified therein and their respective legal representatives, successors and assigns.

     10.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates. Prior to the Closing, each of the Business Subsidiaries will be deemed, for purposes of this Agreement, to be both an Affiliate and a subsidiary of Brooks and not of the Buyers. Following the Closing, each of the Business Subsidiaries will be deemed, for purposes of this Agreement, to be both an Affiliate and a subsidiary of the Buyers and not of Brooks.
     10.4 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement by and among Parent, the Buyers and Brooks. This Agreement supersedes any prior agreements or representations by or among the Buyers and Brooks, whether written or oral, with respect to the subject matter hereof (other than the Confidentiality Agreements).
     10.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyers may assign this Agreement to any wholly-owned direct or indirect subsidiary of Parent that agrees in writing to be bound by the terms hereof so long as (i) Parent provides Brooks with a written, unconditional and irrevocable guarantee of the performance by such subsidiary of all of each of the Buyer’s obligations set forth in this Agreement and (ii) Parent agrees in writing to be jointly and severally liable with such subsidiary for all of each of the Buyer’s obligations set forth in this Agreement. Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, to any entity that acquires all or substantially all of a Party’s business or assets.
     10.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.
     10.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one business day after it is sent by (a) a reputable courier service guaranteeing delivery within one business day or (b) telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to the Buyers	Copy to:
Celestica Oregon LLC	Kaye Scholer LLP
2281302 Ontario Inc.	425 Park Avenue
844 Don Mills Road	New York, New York 10022
Toronto, Ontario	Fax: (212) 836-6556
Canada M3C 1V7	Attention: William E. Wallace, Jr.
Fax: (416) 448-2871
Attention: Legal Department

If to Brooks:	Copy to:
Brooks Automation, Inc.	Wilmer Cutler Pickering Hale and Dorr llp
15 Elizabeth Drive	60 State Street
Chelmsford, MA 01824	Boston, MA 02109
Fax: (978) 262-2500	Fax: (617) 526-5000
Attn: General Counsel	Attention: Mark G. Borden, Esq.
Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     10.9 Governing Law. Subject to the provisions of certain Exhibits hereto regarding the application of local law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.
     10.10 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
     10.12 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     10.13 Specific Performance. Each Party acknowledges and agrees that the other Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the Parties and the matter.
     10.14 Submission to Jurisdiction. Subject to the provisions of certain Exhibits hereto regarding the submission of actions and proceedings arising out of or relating to such Exhibits to courts of local jurisdictions, each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in New York City, New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.8. Nothing in this Section 10.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.
     10.15 Bulk Transfer Laws. The Buyers acknowledge that Brooks will not comply with the provisions of the bulk transfer laws (“Bulk Transfer Laws”) of any jurisdiction in connection with the transactions contemplated by this Agreement.
     10.16 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (ii) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to,

this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (x) references to a law include any rules, regulations and delegated legislation issued thereunder. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.
     10.17 Currency; Foreign Exchange Conversions. If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) referred to herein (including the calculation, payment or reimbursement of Damages under Article VI hereof) is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of Article VI hereof, would have first become obligated to do so but for the operation of Section 6.5(b) hereof); provided, however, that nothing in this Section 10.17 shall be deemed to require any party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a party to violate, applicable law or U.S. GAAP.
     10.18 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.
     10.19 Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.
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     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BROOKS AUTOMATION, INC.

By:
Print Name:
Print Title:

CELESTICA OREGON, LLC
By:
Print Name:
Print Title:

2281302 ONTARIO INC.
By:
Print Name:
Print Title:

Parent hereby unconditionally and irrevocable guarantees to Brooks the performance by each of Celestica Oregon and Celestica Ontario of all their individual and joint obligations set forth in this Agreement and agrees to be held jointly and severally liable with each of Celestica Oregon and Celestica Ontario for all their individual and joint obligations set forth in this Agreement.

CELESTICA INC.
By:
Print Name:
Print Title:

[Signature Page to Master Purchase and Sale Agreement]